Exhibit 4.18.1
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].
MASTER MANUFACTURING SERVICES AGREEMENT BETWEEN
(1)    PATHEON MANUFACTURING SERVICES LLC
AND
(2)    INDIVIOR UK LIMITED

Table of Contents

ARTICLE 1: STRUCTURE OF AGREEMENT AND INTERPRETATION		5

1.1	MASTER AGREEMENT.	5
1.2	PRODUCT AGREEMENTS.	5
1.3	DEFINITIONS.	6
1.4	CURRENCY.	10
1.5	SECTIONS AND HEADINGS.	10
1.6	SINGULAR TERMS.	11
1.7	APPENDIX 1, SCHEDULES AND EXHIBITS.	11

ARTICLE 2: PATHEON'S MANUFACTURING SERVICES		12

2.1	MANUFACTURING SERVICES.	12
2.2	ACTIVE MATERIAL YIELD.	14

ARTICLE 3: INDIVIOR’S OBLIGATIONS		15
3.1	PAYMENT.	15
3.2	ACTIVE MATERIALS AND QUALIFICATION OF ADDITIONAL SOURCES OF SUPPLY.	15

ARTICLE 4: FEES AN COMPONENT COSTS		16

4.1	PRICING.	16
4.3	PRICE ADJUSTMENTS – CURRENT YEAR PRICING.	18
4.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES OR REGULATORY AUTHORITY REQUIREMENTS.	18
4.5	MULTI-COUNTRY PACKAGING REQUIREMENTS.	18

ARTICLE 5: ORDERS, SHIPMENT, INVOICING, PAYMENT		18

5.1	ORDERS AND FORECASTS.	18
5.2	RELIANCE BY PATHEON.	20
5.3	MINIMUM ORDERS.	20
5.4	DELIVERY AND SHIPPING.	20
5.5	INVOICES AND PAYMENT.	21

ARTICLE 6: PRODUCT CLAIMS AND RECALLS		22

6.1	PRODUCT CLAIMS.	22
6.2	PRODUCT RECALLS AND RETURNS.	22
6.3	PATHEON’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS.	23
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS.	24
6.5	HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS.	24
6.6	SOLE REMEDY.	24

ARTICLE 7: CO-OPERATION		24

7.1	QUARTERLY REVIEW.	24
7.2	GOVERNMENTAL AGENCIES.	24
7.3	RECORDS AND ACCOUNTING BY PATHEON.	25
7.4	INSPECTION.	25
7.5	INSPECTION; RECORD MAINTENANCE; ACCESS.	25
7.6	NOTIFICATION OF REGULATORY INSPECTIONS.	25
7.7	REPORTS.	25
7.8	REGULATORY FILINGS.	26

ARTICLE 8: TERM AND TERMINATION		27

8.1	TERM.	27
8.2	TERMINATION FOR CAUSE.	27
8.3	OBLIGATIONS ON TERMINATION.	28

ARTICLE 9: REPRESENTATIONS, WARRANTIES AND COVENANTS		29

9.1	MUTUAL WARRANTIES.	29
9.2	INDIVIOR WARRANTIES.	29
9.3	PATHEON WARRANTIES.	30
9.4	PERMITS.	30
9.5	NO WARRANTY.	30

ARTICLE 10: REMEDIES AND INDEMNITIES		30

10.1	CONSEQUENTIAL AND OTHER DAMAGES.	30
10.2	LIMITATION OF LIABILITY.	31
(C)	MAXIMUM LIABILITY.	31
10.3	PATHEON INDEMNITY.	31
10.4	INDIVIOR INDEMNITY.	31
10.5	REASONABLE ALLOCATION OF RISK.	32

ARTICLE 11: CONFINDENTIALITY		32

11.1	CONFIDENTIAL INFORMATION.	32
11.2	USE OF CONFIDENTIAL INFORMATION.	32
11.3	EXCLUSIONS.	32
11.4	PHOTOGRAPHS AND RECORDINGS.	33
11.5	PERMITTED DISCLOSURE.	33
11.6	MARKING.	33
11.7	RETURN OF CONFIDENTIAL INFORMATION.	33
11.8	REMEDIES.	33

ARTICLE 12: DISPUTE RESOLUTION		33

12.1	COMMERCIAL DISPUTES.	33
12.2	TECHNICAL DISPUTE RESOLUTION.	34

ARTICLE 13: MISCELLANEOUS		34

13.1	INVENTIONS.	34
13.2	INTELLECTUAL PROPERTY.	34
13.3	INSURANCE.	35
13.4	INDEPENDENT CONTRACTORS.	35
13.5	NO WAIVER.	35
13.6	ASSIGNMENT AND SUBCONTRACTING.	35
13.7	FORCE MAJEURE.	36
13.8	ADDITIONAL PRODUCT.	36
13.9	NOTICES.	36
13.10	SEVERABILITY.	37
13.11	ENTIRE AGREEMENT.	37
13.12	OTHER TERMS.	37
13.13	NO THIRD PARTY BENEFIT OR RIGHT.	37

13.14	EXECUTION IN COUNTERPARTS.	37
13.15	USE OF INDIVIOR NAME.	37
13.16	TAXES.	38
13.17	GOVERNING LAW.	39

ARTICLE 14: ANTI-BRIBERY		39

ARTICLE 15: BUSINESS CONTINUITY PLAN		39

ARTICLE 16: EQUIPMENT		40

MASTER MANUFACTURING SERVICES AGREEMENT
THIS MASTER MANUFACTURING SERVICES AGREEMENT (the "Agreement") is made as of April 6, 2018 (the “Effective Date”)
B E T W E E N:

PATHEON MANUFACTURING SERVICES LLC,
a limited liability company existing under the laws of the State of Delaware

("Patheon"),

- and -

INDIVIOR UK LIMITED,
incorporated and registered under the laws of England

("Indivior").
THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1
STRUCTURE OF AGREEMENT AND INTERPRETATION
1.1 Master Agreement.
This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may contract to perform Manufacturing Services for Indivior or any Affiliate of Indivior, at the Manufacturing Site where the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein. This Agreement may be enforced by or against any such Affiliate of Patheon or Indivior (as applicable) in its own name. Where the context requires, any reference to “Patheon” or “Indivior” in this Agreement or any Product Agreement shall be deemed to include any Affiliate of Patheon or Indivior (as applicable) identified with respect to such Product Agreement. Each party shall cause its Affiliates to comply with the terms of the Agreement and any applicable Product Agreement and shall be responsible for any breach of the Agreement or any applicable Product Agreement by any of its Affiliates. Notwithstanding the foregoing, Patheon shall not subcontract any of its obligations under this Agreement or any Product Agreement to any subcontractor, including but not limited to a Patheon Affiliate, without Indivior’s prior written approval.
1.2 Product Agreements.
This Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular Product or multiple Products at a Patheon Manufacturing Site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto. Unless the applicable portion of a Product Agreement expressly states that it supersedes the terms in the Agreement, to the extent any terms set forth in a Product Agreement conflict with the terms set forth in this Agreement, this Agreement shall control. Nothing in this Agreement obligates either party to enter into any minimum number of, or any, Product Agreements.

1.3 Definitions.
The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
"Active Materials", “Active Pharmaceutical Ingredients” or “API” means the materials listed in a Product Agreement on Schedule D;
"Active Materials Credit Value" means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;
“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);
“Actual Yearly Volume” or “AYV” has the meaning specified in Section 4.2.1;
"Affiliate" means:
(a)    a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or
(b)    a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
(c)    a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;
For this definition, "control" means the possession, directly or indirectly, of the power to affirmatively direct or affirmatively cause the direction of the management and policies of an entity, whether through the ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.
“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
"Annual Report" means the annual report to the FDA which is required to be prepared and filed by Indivior regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);
"Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in a Product Agreement on Schedule B;
"Applicable Laws" means (i) for Patheon, any and all laws, rules, regulations, guidance, and policies of the United States (whether federal, state, or local in nature), the United Kingdom (whether national, regional, or local in nature), and the local jurisdiction where the Manufacturing Site is located, that are applicable to the manufacture of the Products; the cGMPs (as defined in this Agreement); and any applicable laws, statutes, rules, regulations, standards, policies, orders, or other requirements promulgated by the United States Food and Drug Administration (the “FDA”); and (ii) for Indivior and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;
"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“BCP Plan” has the meaning specified in Section 15.1;
“Benefit” has the meaning specified in Section 14.1(b);
“Breach Notice” has the meaning specified in Section 8.2(a);

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the State of North Carolina;
“Capital Equipment Agreement” means a separate written agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;
"cGMPs" means, as applicable, current good manufacturing practices as promulgated under applicable Laws, including those described in:
(a)    Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)    EC Directive 2001/183/EC, 2003/94/EC, and any applicable guidance on good manufacturing practices adopted pursuant to Article 47 of Directive 2001/83/EC, in particular relevant guidance on good manufacturing practices contained in the Rules Governing Medicinal Products in the European Union, Volume IV Good Manufacturing Practice for Medicinal Products, the principles detailed in the ICH Q7A guidelines; and
(c)    Division 2 of Part C of the Food and Drug Regulations (Canada);
together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
“Confidential Information” has the meaning specified in Section 11.1;
“Conversion Fee” means the Price for performing the Manufacturing Services excluding the cost of Components;
“CTD” has the meaning specified in Section 7.8(c);
“C-TPAT” has the meaning specified in Section 2.1(f);
“Deficiencies” have the meaning specified in Section 7.8(d);
"Deficiency Notice" has the meaning specified in Section 6.1(a);
“Delivery” has the meaning specified in Section 5.4(b);
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);
“Delivery Point” means the point at which the risk of loss or damage to the Products is transferred from Patheon to Indivior.
“Derivative Product” has the meaning specified in Section 2.1(f);
“Disclosing Party” has the meaning specified in Section 11.1;
“Duties” has the meaning specified in Section 13.16(b);
"EMA" means the European Medicines Agency;
"FDA" means the United States Food and Drug Administration;
"Firm Orders" have the meaning specified in Section 5.1(c);

“Force Majeure Event” has the meaning specified in Section 13.7;
"Health Canada" means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;
“Importer of Record” has the meaning specified in Section 3.2(a);
“Indivior Intellectual Property” means Intellectual Property generated or derived by Indivior before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Indivior’s Active Material or Product or Confidential Information;
“Indivior Property” has the meaning specified in Section 8.3(a)(v);
“Indivior-Supplied Components” means those Components to be supplied by Indivior or that have been supplied by Indivior;
“Initial Set Exchange Rate” means as of the Effective Date of a Product Agreement, the initial exchange rate set forth in the Product Agreement to convert one unit of the billing currency into the Patheon Manufacturing Site local currency, calculated as the daily average interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the 90 day period immediately preceding the Effective Date as published by xe.com “The Currency Site” under the heading ‘’xe.com’’: historical currency exchange rates” at http://www.xe.com/currencyconverter/;
"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how (including trade secrets, technology, methods of manufacture, specifications and other information),utility models, applications for utility models, designs (registered or unregistered and including applications for registered designs), topography rights and other rights in semiconductor chips, rights in Inventions, the right to claim damages for past infringements of any or all such rights and all rights having equivalent or similar effect wherever situated;
"Invention" means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
"Inventory" means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;
“Late Delivery” has the meaning specified in Section 5.4(c);
"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Long Term Forecast” has the meaning specified in Section 5.1(a);
"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture Product or Products using the Active Materials and Components;
"Manufacturing Site" means the facility owned and operated by Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;
“Materials” means all Components required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
"Maximum Credit Value" means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;

“Metrics” means the set of quantifiable performance measures set forth in Schedule E of a Product Agreement;
"Minimum Order Quantity" means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in a Product Agreement on Schedule B;
“Obsolete Stock” has the meaning specified in Section 5.2(b);
“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical development or commercial manufacturing services;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, and does not incorporate or use Indivior’s Active Material or Product or Confidential Information;
“Policies” has the meaning specified in Section 14.1;
“PPI” has the meaning specified in Section 4.2(a);
“Price” means the fees to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components (other than Indivior-Supplied Components), certain cost items as set forth in a Product Agreement on Schedule B, and annual stability testing fees as set forth in a Product Agreement on Schedule C;
"Product(s)" means the product(s) listed in a Product Agreement on Schedule A;
“Product Agreement” means the agreement between Patheon and Indivior issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site;
“Product Claims” have the meaning specified in Section 6.3(c);
"Quality Agreement" means the agreement between the parties entering a Product Agreement that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Indivior;
“Recall” has the meaning specified in Section 6.2(a);
“Recipient” has the meaning specified in Section 11.1;
“Regulatory Approval” has the meaning specified in Section 7.8(a);
"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;
“Remediation Period” has the meaning specified in Section 8.2(a);
“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;
“Set Exchange Rate” means the exchange rate to convert one unit of the billing currency into the Patheon Manufacturing Site local currency for each Year, calculated as the average daily interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the full year period (October 1st [preceding year] to September 30th) as published by xe.com “The Currency Site” under the heading “xe.com: historical currency exchange rates” at http://www.xe.com/currencyconverter/;;
“Shortfall” has the meaning specified in Section 2.2(b);

"Specifications" means the file, for each Product, which is given by Indivior to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:
(a)    specifications for Active Materials and Components;
(b)    manufacturing specifications, directions, and processes;
(c)    storage requirements;
(d)    all environmental, health and safety information for each Product including material safety data sheets; and
(e)    the finished Product specifications, packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by Indivior in accordance with the terms of this Agreement;
“Surplus” has the meaning specified in Section 2.2(c);
“Target Yield” has the meaning specified in Section 2.2(a);
“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);
"Transaction Tax" have the meaning specified in Section 13.16(a);
"Technical Dispute" has the meaning specified in Section 12.2;
“Technology Transfer” means the transfer of technology necessary to enable a recipient to establish and conduct cGMP-compliant manufacture of the Products, as further set out in Exhibit E
“Term” has the meaning specified in Section 8.1;
"Territory" means the geographic area described in a Product Agreement where Products manufactured by Patheon will be distributed by Indivior;
"Third Party Rights" means the Intellectual Property of any third party;
"VAT" has the meaning specified in Section 13.16(a)(i);
"Year" means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.
“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1; and
“Zero Forecast Period” has the meaning specified in Section 5.1(f).
1.4 Currency.
Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in United States Dollars (USD).
1.5 Sections and Headings.
The division of this Agreement into Articles, Sections, Subsections, an Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein",

"hereunder" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.
1.6 Singular Terms.
Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.7 Appendix 1, Schedules and Exhibits.
Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:

Appendix 1	-	Form of Product Agreement (Including Schedules A to E)
Exhibit A	-	Technical Dispute Resolution
Exhibit B	-	Quarterly Active Materials Inventory Report
Exhibit C	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Exhibit D	-	Example of Price Adjustment Due to Currency Fluctuation
Exhibit E	-	Form of Technology Transfer Agreement
Exhibit F	-	Indivior Code of Business Conduct and Anti-Bribery Policies

ARTICLE 2
PATHEON'S MANUFACTURING SERVICES
2.1 Manufacturing Services.
Patheon will perform the Manufacturing Services for Indivior in the Territory for the Price, as specified in Schedules B and C to a Product Agreement and shall adhere to the Metrics specified in Schedule E to a Product Agreement. Schedule B to a Product Agreement sets forth a list of cost items and designates those that are included in the Price for Products; all cost items that are not included in the Price are subject to additional fees to be paid by Indivior, such fees to be set forth in the Product Agreement. The parties may amend the fees set out in Schedules B and C to a Product Agreement as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Indivior, this consent not to be unreasonably withheld. To the extent Indivior and Patheon agree that Indivior shall utilize Patheon to fulfill a certain minimum percentage of its commercial manufacturing requirements for a specific Product, language to that effect shall be set forth in the individual Product Agreement. Notwithstanding the foregoing, nothing in this Agreement requires Indivior to utilize Patheon for any specific minimum percentage of its commercial manufacturing requirements for any Product. Patheon will be entitled to any applicable manufacturing tax credits that arise from performing the Manufacturing Services under this Agreement.
In performing the Manufacturing Services, Patheon and Indivior agree that:
(a)    Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Product.
(b)    Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement and shall, in each instance, manufacture, test, and store the Products and supply the Manufacturing Services strictly in accordance with the Specifications; the Quality Technical Agreement; cGMPs; all Applicable Laws; and the terms of this Agreement. Batch review and release to Indivior will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with the terms of the Quality Agreement. Patheon shall be solely responsible for compliance with all Laws, rules, and regulations relating to the handling, generation, transportation, treatment, storage, and disposal or other management of waste and regulated substances, including, without limitation, solid and hazardous waste and hazardous and toxic substances and materials. In the event of any seizure or other similar government action with respect to a Product, Patheon shall cooperate with Indivior and take such other actions in connection therewith as Indivior may reasonably request. Prior to the commencement of the manufacture of the Products, Patheon shall satisfy itself that the know-how and any other information provided by Indivior to Patheon is sufficient to enable Patheon to efficiently perform its obligations under this Agreement. If Patheon concludes that further information is necessary, it shall notify Indivior and obtain such information prior to the commencement of manufacture. Each time Patheon ships Products to Indivior, it will give Indivior a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs. Such certificates shall comply with and be in the form set out in the quality assurance requirements included in the Specifications. Patheon shall not release the Products until the certificates of analysis relating to such Products demonstrate that the Products meet the Specifications and the cGMPs. If Patheon or Indivior becomes aware that any aspect of a Specification is liable to result in the manufacture of a defective Product which may lead to a liability being incurred, it shall, as soon as reasonably practicable, notify the other party in writing. Patheon and Indivior shall promptly meet to discuss and address the risk of manufacture of a defective Product and if Patheon can reasonably demonstrate that manufacture of the Product in accordance with the Specifications would, or would likely, result in a defective Product, Patheon may, while Patheon rectifies such risk, suspend its obligation to supply Product under this Agreement, without prejudice to any right or remedy of Indivior, and provided that Patheon uses all reasonable endeavors to rectify such risk as promptly as possible. Indivior will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Patheon hereby grants Indivior an irrevocable, perpetual license to retain, access, disclose, and otherwise use the batch documents solely as necessary to fulfill the terms of this Agreement, to comply with a request from an Authority, or otherwise as required to comply with Applicable Law. Specific Product related information contained in those batch documents is Indivior Property. Indivior will inform Patheon of any Product manufacturing complaints of which they become aware. Patheon shall investigate the issues promptly and provide a written report to Indivior, which will include a corrective action plan (if applicable). If Patheon becomes aware of any complaints, it will promptly notify Indivior and provide reasonable assistance in investigating such complaints.
(c)    Components. Patheon will purchase and test all Components (with the exception of Indivior-Supplied Components) at Patheon's expense and as required by the Specifications.
(d)    Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C to a Product Agreement. Patheon will not make any changes to these testing protocols without prior written approval from Indivior in the form of a signed amendment to the applicable Product Agreement. If a confirmed stability test failure occurs, Patheon will notify Indivior within one Business Day, after which Patheon and Indivior will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure; including which party will bear the cost of the investigation. If the failure is caused in part by Patheon and in part by Indivior, then the cost of the investigation shall be allocated in an equitable manner between the parties. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the terms of this Agreement, the Specifications, cGMPs and/or any other Applicable Laws. Within a reasonable time period following completion of the tests, Patheon will send Indivior all stability test data and results at Indivior’s request and at Patheon’s cost.
(e)    Packaging and Artwork. Patheon will package the Products in accordance with the Specifications. Indivior will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Indivior may, in its sole discretion, make changes to labels, Product inserts, and other packaging for the Products. Those changes will be submitted by Indivior to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products. Indivior will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least 120 days prior to the Delivery Date of Product for which new or modified artwork is required, Indivior will provide at no cost to Patheon, final camera-ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications. For the avoidance of doubt, the parties acknowledge and agree that Indivior will be responsible for complying with any and all regulatory requirements for the labeling of the Product.
(f)     API and Indivior-Supplied Components.  Indivior, at its cost, must deliver the API and any Indivior-Supplied Components to the Manufacturing Site DDP (Incoterms 2010) at least 30 days (unless otherwise agreed in writing) before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product and to ship Product on the Delivery Date. Notwithstanding the foregoing or any terms to the contrary, legal title of the API and Indivior-Supplied Components shall remain with Indivior after delivery to Patheon. Patheon will control the unloading of API and Indivior-Supplied Components arriving at the Manufacturing Site and Indivior will comply and use commercially reasonable efforts to ensure that its carrier complies with all reasonable related directions of Patheon. If Indivior fails to deliver the API or Indivior-Supplied Components in accordance with the 30 day (or otherwise agreed in writing) time period and, making commercially reasonable efforts, Patheon is unable to manufacture Product on the scheduled date because of the delay, the Firm Orders will be considered cancelled by Indivior and Indivior will pay Patheon for the Conversion Fee associated with the cancelled Firm Order.  Upon the occurrence of the foregoing, Patheon will reschedule manufacture under a replacement Firm Order at Indivior’s request, subject to Patheon’s manufacturing slot availability at the time of the request. Indivior will ensure that: (i) all delivered API meets the specifications for that API; and (ii) all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement. For API or Indivior-Supplied Components which may be subject to import or export to or from the United States, Indivior agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism (“C-TPAT”). Patheon shall ensure that all personnel involved in the manufacture of the Products are suitably trained for the handling of APIs and Indivior-Supplied Components used in the Products. Upon delivery, if applicable, Patheon will test each batch of API delivered in accordance with testing procedures and agreed by both parties to reasonably determine its conformance with the API Specifications. Patheon shall promptly notify Indivior in writing if the outcome of such test shows the API to be not in compliance with the API Specifications. If Indivior agrees with the non-conformity of the API, Indivior shall replace it without further costs to Patheon. If Indivior disagrees that the API is non-compliant, Indivior reserves the right to retest the API or have the API retested by an independent lab mutually agreed by both parties. The costs associated with the retesting of the API shall be carried by Patheon if the API retests as conforming, and by Indivior if the API retests as non-conforming. Patheon agrees that it shall use the API solely in accordance with the terms of this Agreement. Patheon agrees that it shall not, except as specifically authorized in this Agreement or in writing by Indivior; (a) copy or modify the API; (b) use the Indivior supplied API to develop, create, test, manufacture or distribute any product, system, ingredient, component or other article other than the Product (“Derivative Product”); (c) use the knowledge or information that it obtains from the performance of the Manufacturing Services to develop, create, test, manufacture, or distribute any Derivative Product for itself or any third party; (d) include the Indivior supplied API in any Derivative Product; (e) reverse engineer or otherwise attempt to analyze the API or its compatibility with any other material or system; (f) disclose to any third party any information concerning the Manufacturing Services, including without limitation, formulae, Specifications, analytical test methods/results, and/or compatibility with manufacturing equipment or other systems.
(g)    Validation Activities (if applicable). Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products. The fees for this service are not included in the Price and will be set out separately in Schedule C to a Product Agreement.
(h)    Additional Services. If Indivior requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Indivior will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties. The terms and conditions of this Agreement will apply to those services.
2.2 Active Material Yield.
(a)    Reporting. Patheon will give Indivior a monthly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit B, which will contain the following information for the month:
Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products, including Active Materials lost in the warehouse prior to and during dispensing, and will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.
Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.
Within 60 days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit C including the calculation of the "Actual Annual Yield"

or "AAY" for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows: [***]
After Patheon has produced a minimum of [***] successful commercial production batches of Product and has produced commercial production batches for at least [***] months at the Manufacturing Site (collectively, the "Target Yield Determination Batches"), the parties will agree on the target yield for the Product at the Manufacturing Site (each, a "Target Yield"). The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the parties.
(b)    Shortfall Calculation. If the Actual Annual Yield falls more than [***]% below the respective Target Yield in a Year, then the shortfall for the Year (the "Shortfall") will be calculated as follows: [***]
(c)    Surplus Calculation. If the Actual Annual Yield is more than the respective Target Yield in a Year, then the surplus for that Year (the "Surplus") will be determined based on the following calculation: [***]
(d)    Credits
(i)    Shortfall Credit. If there is a Shortfall for a Product in a Year, then Patheon will credit Indivior’s account for the amount of the Shortfall not later than 60 days after the end of each Year.
(ii)    Surplus Credit. If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year. If there is no Shortfall in the next Year the Surplus credit will expire.
Each credit under this Section 2.2 will be summarized on the reconciliation report prepared in the form set forth in Exhibit C. Upon expiration or termination of a Product Agreement, any remaining Shortfall credit amount owing under this Section 2.2 will be paid to Indivior.
(e)    Maximum Credit. Patheon's liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.
(f)    No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield.
ARTICLE 3
INDIVIOR'S OBLIGATIONS
3.1 Payment.
Indivior will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C to a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement. Patheon will remit invoices to the address indicated on the Agreement.
3.2 Active Materials and Qualification of Additional Sources of Supply.
(a)    Indivior will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 2.1(f). If applicable, Patheon and Indivior will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Indivior’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Indivior or Indivior’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials will be held by Patheon on behalf of Indivior as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Indivior. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Indivior will be responsible for paying for all rejected Product that arises from defects in the Active Materials which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.
(b)    If Indivior asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree on the scope of work to be performed by Patheon at Indivior’s cost. For an Active Material, this work at a minimum will include: (i) laboratory testing to confirm the Active Material meets existing Specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of three full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale). Section 6.1(d) will apply to all Products manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.
(c)    Patheon will promptly advise Indivior if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from an Indivior designated additional source. Patheon and Indivior will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Indivior will be obligated to certify all Indivior designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify a Indivior designated additional sources of supply on behalf of Indivior, it will do so at Indivior’s expense.
ARTICLE 4
FEES AND COMPONENT COSTS
4.1 Pricing.
The Price will be listed in Schedules B and C to a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and4.3. The Price may also be increased or decreased by Patheon if there are changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B to the Product Agreement that result in an increase or decrease in the cost of performing the Manufacturing Services. Such changes in Price will be included in an amendment to the Product Agreement that is signed by both parties, the execution of which shall not be unreasonably withheld, conditioned, or delayed.
4.2     Price Adjustments – Subsequent Years’ Pricing.
After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows, and such adjusted Price shall be reflected in a fully executed amendment to this Agreement or the applicable Product Agreement(s):
(a)    Manufacturing and Stability Testing Costs. For Products manufactured in the United States or Puerto Rico, Patheon may adjust the conversion component of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics in June of the preceding Year compared to the final number for the same month of the Year prior to that (based on the average of the monthly changes over the 12-month period), unless the parties otherwise agree in writing. Patheon will give Indivior a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year. For Products manufactured outside the United States or Puerto Rico, Patheon may similarly adjust the Price for inflation using an inflation index to be agreed by the parties in a Product Agreement.
(b)    Component Costs. If Patheon incurs an increase or realizes a decrease in Component costs during the Year, it may increase (in the event of a Component cost increase) and shall decrease (in the event of a Component cost decrease) the Price for the next Year to pass through the additional Component costs or savings (as applicable). Patheon will give Indivior information about the increase or decrease in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price adjustment is justified. In the event of an increase, the pass through of the additional Component costs to Indivior will be such that it matches Patheon’s cost. In the event of a decrease, Patheon and Indivior will equally share the benefit of such savings
(c)    Pricing Basis. Indivior acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity and the Annual Volume specified in Schedule B to a Product Agreement. The Price is subject to change if the specified Minimum Order Quantity changes or if the Annual Volume is not ordered in a Year. For greater certainty, if Patheon and Indivior agree that the Minimum Order Quantity will be reduced or the Annual Volume in the lowest tier will not be ordered in a Year, then Patheon may increase the Price by an amount sufficient to absorb its documented increase in actual costs that result directly from the reduced Minimum Order Quantity or decrease in Annual Volume. Patheon will give Indivior a statement setting forth the information to be applied in calculating those cost increases for the next Year.
(d)    Adjustments Due to Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the local currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the Price adjustment (for a Canadian Manufacturing Site invoiced in USD) is set forth in Exhibit D.
(e)    Tier Pricing (if applicable). The pricing in Schedule B to a Product Agreement is set forth in Annual Volume tiers based upon Indivior’s volume forecasts under Section 5.1.  Indivior will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the 12 months forecast provided in September of the previous Year.  Within 30 days after the end of each Year or of the termination of the Product Agreement, Patheon will send Indivior a reconciliation of the actual volume of Product ordered by Indivior during the Year with the pricing tiers.  If Indivior has overpaid during the Year, Patheon will issue a credit to Indivior for the amount of the overpayment within 60 days after the end of the Year or will issue payment to Indivior for the overpayment within 60 days after the termination of the Agreement.  If Indivior has underpaid during the Year, Patheon will issue an invoice to Indivior under Section 5.5 for the amount of the underpayment within 60 days after the end of the Year or termination of the Agreement.  If Indivior disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within 30 days, the matter will be handled under Section 12.1.
(f)    For all Price adjustments under this Section 4.2, Patheon will deliver to Indivior on or about October 1, but no later than December 1 of each Year, a revised Schedule B to the Product Agreement, inclusive of all changes, to be effective for Product delivered on or after the first day of the next Year. The cumulative impact of all Price adjustments under this Section 4.2 are limited to [***]% of the then-current Price. The revised Schedule B shall include budgetary pricing information, adjusted Component costs, and other documentation reasonably sufficient to demonstrate that a Price adjustment is justified. If in any Year Patheon would have been entitled to increase the Price based on any of the provisions of this Section 4.2 but Patheon did not exercise its right to do so, then at the expiry of any subsequent Year, Patheon will be entitled to make cumulative prospective adjustments as set out in Section 4.2 based on changes during all of the preceding Years since Patheon last adjusted the Price. Patheon will not be entitled to retrospectively invoice for prior unexercised Price adjustments.
4.2.1    Price Adjustment due to Volume Changes from Yearly Forecast Volumes for Sterile Products.
On the execution of a Product Agreement for a sterile Product, Indivior will give to Patheon a forecast of the volume of Product required for the first two Years of the Product Agreement (the “Yearly Forecast Volume” or “YFV”) that will become part of the Product Agreement. The terms of any Price Adjustments that may be required due to volume changes between the Yearly Forecast Volumes and the aggregate actual volume of Product ordered by Indivior during the Year and invoiced by Patheon under Section 5.5. (“Actual Yearly Volume” or “AYV”) shall be negotiated by the parties and set forth in the individual Product Agreement.

4.3 Price Adjustments – Current Year Pricing.
During any Year, the Prices set out in Schedule B to a Product Agreement will be adjusted as follows:
Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon's cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to adjust the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [***]% of the cost for that Component upon which the most recent Price or fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [***]% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.
For a Price adjustment under this Section 4.3, Patheon will deliver to Indivior a revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Indivior’s receipt of the revised Schedule B to the Product Agreement.
4.4 Adjustments Due to Technical Changes or Regulatory Authority Requirements.
Amendments to the Specifications or the Quality Agreement requested by Indivior will be implemented only following a technical and cost review that Patheon will perform at Indivior’s cost and are subject to Indivior and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Indivior, the approval not to be unreasonably withheld, conditioned or delayed. If Indivior accepts a proposed Price change, the proposed change in the Specifications or the Quality Agreement and the associated scope of work will be implemented at Indivior’s cost, and the Price change will become effective, only for those orders of Product that are manufactured under the revised Specifications. In addition, Indivior agrees to purchase, at the price paid by Patheon (including all reasonable costs incurred by Patheon for the purchase, handling, and transport of the Inventory), all Inventory held under the "old" Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.1, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.1 will be cancelled where possible, but if the orders may not be cancelled without penalty, they will be assigned to and paid for by Indivior. Additional payments or price increases may also be required to compensate Patheon for fees and other expenses incurred by Patheon to comply with Regulatory Authority requirements or changes in Applicable Laws which apply to the Manufacturing Services.
4.5 Multi-Country Packaging Requirements.
If Indivior decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Indivior will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Indivior of any additional costs for Components (other than Indivior-Supplied Components) and the change-over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement that is signed by both parties.
ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1    Orders and Forecasts.
(a)    Long Term Forecast. When each Product Agreement is executed, Indivior will use commercially reasonable efforts to give Patheon a non-binding forecast of up to three years of Indivior’s volume requirements for the

Product for each Year during the term of the Product Agreement (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated every twelve months (as of June 1 and December 1) during the Product Term. If Patheon is unable to accommodate any portion of the Long Term Forecast, it will promptly notify Indivior and the parties will agree on any revisions to the forecast
(b)    Rolling 12 Month Forecast. When each Product Agreement is executed, Indivior will give Patheon a non-binding 12 months forecast of the volume of Product that Indivior expects to order in the first 12 months of commercial manufacture of the Product. This forecast will then be updated by Indivior on or before the tenth day of each month on a rolling forward basis.
(c)    Firm Orders. On a rolling basis during the term of the Product Agreement, Indivior will issue an updated 12 months forecast on or before the tenth day of each month. This forecast will start on the first day of the next month. Unless otherwise agreed in the Product Agreement, the first three months of this updated forecast will be considered binding Firm Orders. Concurrent with the 12 months forecast, Indivior will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Indivior to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products. The Delivery Date will not be less than 90 days from the first day of the month following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify the Delivery Date, Indivior's purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. The quantities of Products ordered in those written orders will be firm and binding on Indivior and may not be reduced by Indivior. Expedited Firm Orders (i.e., any orders that Patheon, upon Indivior’s request, delivers earlier than the original agreed upon Delivery Date) will be subject to reasonable additional fees, as agreed to by the parties in the Product Agreement or in a signed amendment thereto.
(d)    Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Indivior within five Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from Indivior, the Delivery Date for the Product ordered or delivery month for any Firm Orders that do not relate to the first three months of the 12 months forecast, provided that the Delivery Date shall not be later than 90 days from the first day of the month following the date that the Firm Order is submitted. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(f). If Patheon fails to acknowledge receipt of a Firm Order within the five Business Day period, the Firm Order will be deemed to have been accepted by Patheon.
(e)    Cancellation of a Firm Order. If Indivior cancels a Firm Order more than two days after its acceptance by Patheon for any reason other than (i) a material breach of this Agreement or an applicable Product Agreement by Patheon or (ii) due to Indivior’s failure to timely deliver API or other Indivior-Supplied Components, as set forth in Section 2.1(f), Indivior will pay Patheon 100% of the Price for the Firm Order.
(f)    Zero Volume Forecast. If Indivior forecasts zero volume for twelve successive months period during the term of a Product Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a 60 day notice to Indivior of Patheon’s intention to terminate the Product Agreement on a stated day within the Zero Forecast Period. Indivior thereafter will have 60 days to either (i) withdraw the zero forecast and re-submit a reasonable volume forecast, or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect. Otherwise, Patheon will have the right to terminate the Product Agreement at the end of the 60 day notice period.
(g)    Controlled Substance Quota Requirements (if applicable). Indivior will give Patheon the information set forth below for obtaining any required DEA or equivalent agency quotas needed to perform the Manufacturing Services. Patheon will be responsible for routine management of DEA quota information in accordance with DEA regulations. Patheon and Indivior will cooperate to communicate the information and to assist each other in DEA information requirements related to the Product as follows: (i) as of April 1 of each Year for the applicable Product, Indivior will provide to Patheon the next Year’s annual quota requirements for the Product; (ii) as of August 1 of each Year, Indivior will provide to Patheon any changes to the next Year’s quota requirements; (iii) Indivior will pro-actively communicate any changes to the quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize DEA filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Indivior in order to request additional quota, Patheon will submit to the DEA, on a timely basis, all filings necessary to obtain DEA or equivalent agency quotas for Active Materials and will use commercially reasonable efforts to secure sufficient quota from the DEA so as to achieve Delivery Dates for Product as set forth in applicable purchase orders and forecasts submitted to Patheon by Indivior or its designee; and (v) Patheon will not be responsible for DEA’s refusal or failure to grant sufficient quota for reasons beyond the reasonable control of Patheon.
5.2 Reliance by Patheon.
(a)    Indivior understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), and (b) in ordering the Components (other than Indivior-Supplied Components) required to meet the Firm Orders. In addition, Indivior understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Indivior. Accordingly, Indivior authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first six months contemplated in the most recent forecast given by Indivior under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. Indivior will give Patheon written authorization to order Components for any launch quantities of Product requested by Indivior which will be considered a Firm Order when accepted by Patheon.
(b)    Indivior will reimburse Patheon for the cost of Components ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Products manufactured for Indivior within six months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase (plus a [***]% handling fee) and destroy the Obsolete Stock. If any non-expired Components are used in Products subsequently manufactured for Indivior or in third party products manufactured by Patheon, Indivior will receive credit for any costs of those Components previously paid to Patheon by Indivior. Patheon will provide Indivior with a monthly report of Indivior Supplied Component inventory.
(c)    If within 30 days of receipt of written notice from Patheon, Indivior fails to take possession or arrange for the destruction of non-expired Components within 12 months of purchase or, in the case of the delivery of conforming finished Product accepted by Indivior but not yet shipped or otherwise taken possession of by Indivior within one month of manufacture), Indivior will pay Patheon $[***] per pallet, per month thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at $[***] per pallet per month. Storage fees are subject to a [***] pallet minimum charge per month.
5.3 Minimum Orders.
Indivior may order Manufacturing Services for batches of Products only in multiples of the Minimum Order Quantities as set out in Schedule B to a Product Agreement.
5.4 Delivery and Shipping.
(a)    Delivery of Products will be made EXW (Incoterms 2010) Patheon’s shipping point unless otherwise agreed in a Product Agreement. Subject to Section 8.3(a)(v), risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Indivior. Patheon will, in accordance with Indivior’s instructions and as agent for Indivior, at Indivior’s risk, arrange for shipping to be paid by Indivior. Indivior will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.
(b)    For the purposes of this Agreement, delivery of the Products shall be effectuated on the last to occur of (i) the physical delivery of the Products to the Delivery Point; or (ii) Indivior’s receipt of the certificate of analysis from Patheon confirming such Products meet the Specifications (“Delivery”). Unless otherwise agreed in writing, Patheon agrees that at the time of Delivery, all Products will have a minimum shelf life remaining of no less [***]% of the then current shelf life as filed with the Regulatory Authority.
(c)    Patheon recognizes that late Delivery of the Products will have a significant impact on Indivior’s obligations to its customers. Indivior requires as a condition of this Agreement deliveries to be on time. Accordingly, without prejudice to Indivior’s other rights whether hereunder or at law, if Delivery of the quantity Products set forth in an accepted Firm Order does not occur within 7 calendar days of the Delivery Date (“Late Delivery”) Indivior shall be entitled to deduct from the Price the portion of the Firm Order delivered as a Late-Delivery, or to claim from Patheon by way of liquidated damages for delay, in accordance with the following principles. Patheon agrees that these provisions are a reasonable estimate of Indivior’s loss and shall not constitute a penalty.

Delay in delivery	% of Price deducted from the Late Delivery
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials (provided that Patheon ordered Materials with sufficient lead time for such Materials to be delivered on a timely basis), a delay in Product release approval from Indivior, a quality investigation or OOS results which are not determined to be the fault of Patheon, inaccurate Indivior forecasts, or receipt of non-conforming API or Components supplied by Indivior.
The parties acknowledge that any claim under this clause 5.4(c) are without prejudice to any other claims made or to be made by Indivior arising out of such Late Delivery (including for breach), and shall not constitute any acceptance of such Late Delivery or nor a waiver of any possible claims resulting from such Late Delivery.
5.5 Invoices and Payment.
Invoices will be sent by email to the email address given by Indivior to Patheon in writing. Invoices will be issued upon Product Delivery. Patheon will also submit to Indivior, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Indivior an invoice covering any Inventory or Components which are to be purchased by Indivior under Section 2 of this Agreement. Each invoice will, to the extent applicable, identify Indivior’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, the total amount to be paid by Indivior, Patheon’s name and address, Indivior point of contact, Patheon point of contact, net terms of payment, and remittance address (where check is to be sent). Indivior will pay all undisputed invoices within 45 days of the date thereof. If any portion of an invoice is disputed, Indivior will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Undisputed amounts that remain past due more than 45 days after the original due date will accrue interest at [***]% per month, not to exceed [***]% annually.

ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1 Product Claims.
(a)    Product Claims. Indivior has the right to reject any portion of any shipment of Product that was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, without invalidating any remainder of the shipment. Indivior will inspect the Product manufactured by Patheon upon receipt and will give Patheon written notice (a "Deficiency Notice") of all claims for Product that was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, within 30 days after Indivior’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery by Indivior, but not after the expiration date of the Product). If Indivior fails to give Patheon the Deficiency Notice within the applicable 30 day period, then the Delivery will be deemed to have been accepted by Indivior on the 30th day after Delivery or discovery, as applicable. Patheon will have no liability for any deficiency for which it has not received notice within the applicable 30 day period.
(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Indivior by notice in writing that it disagrees with the contents of the Deficiency Notice. Patheon’s failure to issue such written notice to Indivior shall constitute Patheon’s agreement with Indivior’s Deficiency Notice If Indivior and Patheon fail to agree within ten days after Patheon's notice to Indivior as to whether any Product identified in the Deficiency Notice was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, the parties will proceed as follows: (i) if the issue is believed to be caused by a raw material deficiency, laboratory error or a suspect analytical method, representatives from both parties will jointly test the Product and/or materials side by side in the same laboratory to determine if a raw material or testing deficiency is the root cause and whether the Product and/or materials is acceptable; or (ii) if the issue is believed to be process related, representatives from both parties will jointly evaluate the Patheon deviation report to determine if any other investigation could identify the root cause and proceed as determined. If, after the joint testing or investigation has been performed, the parties still cannot agree on the root cause, executives from both parties will meet and use good faith efforts to resolve the deficiency and liability issues. If the parties’ executives are unable to resolve the dispute within 30 days, the dispute will be handled as a Technical Dispute under Section 12.2.
(c)    Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be deemed waived if it has not been presented within 30 days of the date of invoice.
(d)    Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon. If after a full investigation as set forth in Section 6.1(b), it is determined that Patheon manufactured Product in accordance with the agreed upon process Specifications, the batch production record, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished Product Specification, Indivior will pay Patheon the applicable fee per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).
6.2 Product Recalls and Returns.
(a)    Records and Notice. Patheon and Indivior will each maintain records necessary to permit a Recall of any Product delivered to Indivior or customers of Indivior. Specifically, Patheon shall establish and maintain a batch-tracking process to enable it to identify and procure the Recall (if necessary) of Products which may be affected in any way by manufacturing and production problems. Patheon shall supply details to Indivior of its batch-tracking process upon request to do so. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Indivior. All coordination of any Recall involving a Product shall be handled by Indivior. "Recall" will mean any action (i) by Indivior to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); or (ii) by any regulatory authorities to detain or destroy any of the Product. Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.
(b)    Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Indivior determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Indivior, having regard to all applicable laws and regulations.
(c)    Product Returns. Indivior will have the responsibility for handling customer returns of the Product. Patheon will give Indivior any assistance that Indivior may reasonably require to handle the returns.
6.3 Patheon’s Responsibility for Defective and Recalled Products.
(a)    Defective Product. If Indivior rejects Product under Section 6.1 and the deficiency is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs or Applicable Laws, Patheon will credit Indivior’s account for Patheon’s invoice price for the defective Product. If Indivior previously paid for the defective Product, Patheon will promptly, at Indivior’s election, either: (i) refund the invoice price for the defective Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Product with conforming Product, (if Patheon is able to manufacture the replacement Product at the same Manufacturing Site as that of the rejected Product), without Indivior being liable for payment therefor under Section 3.1, contingent upon the receipt from Indivior of all Active Materials and Indivior-Supplied Components required for the manufacture of the replacement Product. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.
(b)    Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMPs, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return, including, without limitation, reasonable documented costs and expenses relating to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of Recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. Patheon will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from Indivior of all Active Materials and Indivior-Supplied Components required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials and Indivior-Supplied Components), then, in addition to any other remedies Indivior may have at law or in equity, at Indivior’ request, Patheon shall reimburse Indivior for the price that Indivior paid to Patheon for Manufacturing Services for the affected Products. In all other circumstances, Recalls, returns, or other corrective actions will be made at Indivior's cost and expense; provided, however, that if a Recall is in part the responsibility of Patheon and in part the responsibility of Indivior, the costs and expenses associated with the Recall shall be allocated in an equitable manner between the parties.
(c)    Except as set forth in Sections 6.3(a) and (b) above and Sections 6.4, 6.5, and 10.3 below, Patheon will not be liable to Indivior nor have any responsibility to Indivior for any Deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, "Product Claims"). For greater certainty but not limitation, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by Deficiencies in the Specifications that relate to the safety, efficacy, or marketability of the Product or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Materials, Indivior-Supplied Components or Components supplied by a Indivior designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of Indivior or third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, or (vii) is due to any other breach by Indivior of its obligations under this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, Patheon will only be required to replace or refund any batch or portion of a batch of Recalled Product and will only be liable for Active Material contained therein to the extent the Product is unsold, returned, destroyed or otherwise disposed of by Indivior in accordance with the terms of this Agreement. The quantity of API contained in this Product will be included in the Quantity Dispensed but not in the Quantity Converted for purposes of calculating the Shortfall in Section 2.2(b).
6.4 Disposition of Defective or Recalled Products.
Indivior will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Indivior to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Indivior will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.
6.5 Healthcare Provider or Patient Questions and Complaints.
Indivior will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Indivior's customers, healthcare providers or patients will be promptly referred to Indivior. Patheon will co-operate as reasonably required to allow Indivior to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Indivior all agreed upon information that will enable Indivior to respond properly to questions or complaints about the Product as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Indivior.
6.6 Sole Remedy.
Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Indivior’s sole remedy in contract, tort, equity or otherwise for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.
ARTICLE 7
CO-OPERATION
7.1 Quarterly Review.
Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.
7.2 Governmental Agencies.
Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting Regulatory Approval for the Products, regarding the Products if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.

7.3 Records and Accounting by Patheon.
Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for ten years after the last Delivery of Products under this Agreement or as otherwise required under cGMP or Applicable Laws. Such records and books shall, in so far as they are applicable, be maintained in accordance with cGMP and Applicable Laws. Patheon reserves the right to destroy or return to Indivior, at Indivior’s sole expense, any document or samples for which the retention period has expired if Indivior fails to arrange for destruction or return within 30 days of receipt of notice from Patheon. Indivior is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Indivior.
7.4 Inspection.
Indivior may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5 Inspection; Record Maintenance; Access.
If reasonably required by Indivior, Patheon shall, promptly and at Indivior’s cost, submit samples of the Products for Indivior’s approval before the Products are delivered. Such samples shall be marked by Patheon for identification. The exercise by Indivior of its rights pursuant to the preceding sentence shall not prejudice Indivior’s right to reject or revoke acceptance of, pursuant to the terms of any legislative or contractual rights or otherwise, any Products which are defective or which do not comply with the Specifications or the provisions of this Agreement. (b) Patheon will give Indivior or its authorized representatives reasonable access (such access to be limited to normal business hours unless immediate access is required by Applicable Law) to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped, as well as to Products, reference samples, manufacturing records, and books (including without limitation, records relating to manufacturing processes, work in progress, operating procedures, sampling records, testing, packaging procedures and compliance with environmental health and safety regulations), to permit Indivior to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, this Agreement (including but not limited to Section 14) and Applicable Laws. Indivior shall be entitled to conduct such an audit (i) upon reasonable prior written notice, nor more often than once per Year, lasting no more than two days, and involving no more than two auditors; (ii) if Indivior receives notice from any Regulatory Authority, with respect to the manufacture or packaging of a Product, during the Term of this Agreement or within ten years after the last Delivery of the Product, whichever is later; or (iii) in the event of a breach, or Indivior’s reasonable suspicion or anticipation of a breach, of this Agreement by Patheon; or (iv) following implementation by Patheon of a Corrective and Preventive Action (“CAPA”) in response to a previous audit incident. Indivior may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $[***] for each additional audit day and $[***] per audit day for each additional auditor over [***]. The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records except for invoices and related supporting documentation directly related to the Manufacturing Services. Patheon will support the first Product Approval Inspection (“PAI”) of the FDA or equivalent regulatory inspection for other jurisdictions (where applicable) and provide a copy of the resulting report to Indivior at no cost. Additional PAI or equivalent support will be subject to additional fees.
7.6 Notification of Regulatory Inspections.
Patheon will notify Indivior within one Business Day of any inspections by any governmental agency specifically involving the Products. Patheon will also notify Indivior of receipt of any form 483s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products.
7.7 Reports.
Upon request, Patheon will supply on an annual basis a copy of the Annual Product Review Report which includes all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Indivior reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Indivior is required to file with the FDA. Any additional data or report requested by Indivior beyond the scope of cGMPs and customary FDA requirements, including Continuous Process Verification data, will be subject to an additional fee to be agreed upon between Patheon and Indivior.

7.8 Regulatory Filings.
(a)    Regulatory Authority. Indivior will have the sole responsibility at Indivior’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture, distribution and sale of the Products (“Regulatory Approval”) and will provide copies thereof to Patheon on request. Patheon will assist Indivior, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Approval for the commercial manufacture, distribution and sale of all Products as quickly as reasonably possible.
(b)    Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Indivior will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed.
(c)    Verification of CTD. Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application, Indivior will give Patheon a copy of the CTD as well as all supporting documents which have been relied upon to prepare the CTD. This disclosure will permit Patheon to verify that the CTD accurately describes the validation or scale-up work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed. Indivior will give Patheon copies of all relevant filings at the time of submission which contain CTD information regarding the Product.
(d)    Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Indivior under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Indivior promptly in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.
(e)    Indivior Responsibility. In reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. Indivior is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by Indivior.
(f)    Inspection by Regulatory Authorities. If Indivior does not give Patheon the documents requested under subsections (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.
(g)    Pharmacovigilance. Indivior will be responsible, at its expense, for all pharmacovigilance obligations for the Products pursuant to Applicable Laws. Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles pursuant to pharmacovigilance obligations or activities.
(h)    No Patheon Responsibility. Patheon will not assume any responsibility for the accuracy or cost of any application for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Indivior in writing within two Business Days and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement. Patheon will be not be obliged to undertake these activities or to pay for the fees or costs if, in Patheon’s sole discretion, doing so is commercially inadvisable for Patheon.

ARTICLE 8
TERM AND TERMINATION
8.1 Term.
This Agreement will become effective as of the Effective Date and will continue until December 31, 2022 (the "Term"), unless terminated earlier by one of the parties in accordance herewith; provided that if any Product Agreements are still in effect at the end of the Term, such Product Agreements shall continue until their completion or termination and the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2. Each Product Agreement will have a term agreed to by the parties in the Product Agreement.
8.2 Termination for Cause.
(a)    Either party at its sole option has the right to terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement or the Product Agreement within 60 days following receipt of a written notice (the "Remediation Period") of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
(b)    Either party at its sole option has the right to immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.
(c)    Indivior, at its sole option, has the right to terminate this Agreement or a Product Agreement immediately upon written notice, but without prior advance notice, to Patheon upon Patheon’s breach of Section 9.3(d).
(d)    Indivior may terminate a Product Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that prevents Indivior from importing, exporting, purchasing, or selling the Product. But if this occurs, Indivior must still fulfill all of its obligations under Section 8.3 below and under any Capital Equipment Agreement regarding the Product.
(e)    Indivior may terminate a Product Agreement upon six months' prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the Territory.
(f)    Patheon may terminate this Agreement or a Product Agreement upon six months' prior written notice if Indivior assigns under Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Indivior; or (ii) a Patheon Competitor; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations.
(g)    Without prejudice to any other remedy (or to Indivior’s rights generally under this Agreement), if and to the extent that Patheon does not (i) supply or deliver the Products in accordance with the terms of the relevant Product Agreement or (ii) provide the Manufacturing Services in accordance with the terms of this Agreement, then, unless and to the extent such failure is caused by Indivior’s breach of this Agreement or the applicable Product Agreement, Indivior, at its sole option, shall be entitled to treat such failure as a material breach of this Agreement and/or of the relevant Product Agreement, in which case Section 8.2(a) shall apply. Except as otherwise expressly set forth in any Product Agreement, the failure to meet any Metric set forth in a Product Agreement (each a “Missed Metric”) is not a material breach for purposes of this Section 8.1(g). Each Missed Metric shall be addressed according to the requirements of Section 12.1. If, following the Remediation Period as set forth in clause 8.2(a), such material breach has not been remedied and Indivior exercises its option to terminate this Agreement and/or the applicable Product Agreement,

Patheon shall promptly repay Indivior the Price (or any part of the Price) Indivior has paid for any non-conforming Products or Services.
(h)    Except as specified in Section 8.1, the termination of this Agreement shall automatically terminate all then-pending Product Agreements, but the termination of an individual Product Agreement will not affect this Agreement or any other Product Agreements where there has been no material breach of the other Product Agreements.
8.3 Obligations on Termination.
(a)    If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:
(i)    Indivior will take delivery of and pay for all undelivered Products that are manufactured and/or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was placed;
(ii)    Indivior will purchase, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory), the Inventory applicable to the Products which was purchased, maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2;
(iii)    Indivior will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;
(iv)    Indivior acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and
(v)    Indivior will make commercially reasonable efforts, at its own expense, to remove from the Manufacturing Site, within 60 days of receipt of written notice, all unused Active Material and Indivior-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Indivior, related to the Product Agreement and located at a Patheon Manufacturing Site or that is otherwise under Patheon’s care and control (“Indivior Property”). The written notice shall detail the Indivior Property remaining on the Manufacturing Site. If Indivior fails to remove Indivior Property within such timeframe, Indivior will pay Patheon $[***] per pallet, per month, [***] pallet minimum (except that Indivior will pay $[***] per pallet, per month, [***] pallet minimum, for any of Indivior Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing Indivior Property and will assume any third party storage charges invoiced to Patheon regarding Indivior Property. Patheon will invoice Indivior for the storage charges as set forth in Section 5 of this Agreement. If Indivior fails to remove Indivior Property within 30 days following the completion, termination, or expiration of the Product Agreement, Indivior will assume all risk of loss or damage to the stored Indivior Property and it will be Indivior’s responsibility to have appropriate insurance coverage in place for this risk. If Indivior asks Patheon to destroy any Indivior Property, Indivior will be responsible for the cost of destruction.
(b)    Upon termination of this Agreement or any Product Agreement for any reason, Patheon and Indivior will work together in good faith to discontinue any third party agreements used exclusively to support the Manufacturing Services under this Agreement or applicable Product Agreement.
(c)    Any completion, termination or expiration of this Agreement or a Product Agreement will not affect any outstanding obligations or payments due prior to the completion, termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. For greater certainty, completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 6, 10, 11, 12, and 14, and Sections 5.3, 5.4, 7.5(ii), 8.3, 13.1, 13.2, 13.3, 13.9, 13.10, 13.11, 13.15, 13.16, and 13.17, all of which survive any completion, termination or expiration.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1 Mutual Warranties.
Each party covenants, represents, and warrants that:
(a)     it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder;
(b)     it is duly authorized and is validly existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own its assets and to conduct its businesses and to perform its obligations hereunder;
(c)     the execution and delivery of this Agreement and the completion of the obligations contemplated therein have been duly approved by the appropriate persons within its organization and this Agreement constitutes legal, valid and binding obligations on each party, enforceable against each in accordance with the terms herein.
9.2 Indivior Warranties.
Indivior covenants, represents, and warrants that:
(a)    Non-Infringement. To Indivior’s knowledge:
(i)    the Specifications for each of the Products are its or its Affiliate's property and that Indivior may lawfully disclose the Specifications to Patheon;
(ii)    any Indivior Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Indivior’s or its Affiliate's unencumbered property, (B) may be lawfully used as directed by Indivior, and (C) does not infringe and will not infringe any Third Party Rights;
(iii)    the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or under any Product Agreement does not and will not infringe any Third Party Rights.
(iv)    there are no actions or other legal proceedings involving Indivior that concerns the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;
(b)    Quality and Compliance
(i)    the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;
(ii)    the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Indivior markets the Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;
(iii)    on the date of shipment, the API will conform to the Specifications for the API that Indivior has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3 Patheon Warranties.
Patheon covenants, represents, and warrants that:
(a)    it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws and in a professional manner, in accordance with the standard of care and diligence practiced by recognized organizations in performing the services of a similar nature;
(b)    any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not knowingly infringe and will not knowingly infringe any Third Party Rights.
(c)    it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); an
(d)    it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the Laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act (the “Act”) or debarred pursuant to the Act or excluded from any United States federal health care program, including but not limited to Medicare or Medicaid (“Federal Health Care Program”). In addition, Patheon agrees to notify Indivior promptly if Patheon or any officer, director, employee, or subcontractor is debarred under the Act or excluded under a Federal Health Care Program during the Term of this Agreement or upon becoming aware that either Patheon or any officer, director, employee, or subcontractor is the subject of any federal investigation into criminal conduct relating to the development or approval of new drugs, provided such notification does not contravene Applicable Law.
9.4 Permits.
Indivior will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other Regulatory Approvals for the Products or the Specifications excluding those set forth in Section 9.4(b) below, including, without limitation, all marketing and post-marketing approvals.
Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services and to otherwise carry out and perform its obligations under this Agreement.
9.5 No Warranty.
PATHEON MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.
ARTICLE 10
REMEDIES AND INDEMNITIES
10.1    Consequential and Other Damages.
Excluding the parties’ indemnity obligations with respect to third party claims, breaches of confidentiality, or any instances of willful misconduct, under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2    Limitation of Liability.
(a)    Defective or Recalled Product. Patheon’s maximum aggregate liability to Indivior for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any Recalled Products under Section 6.3(b), will not exceed [***]% of the Price for the defective or Recalled Product as applicable. This Section 10.2(a) will not be subject to Section 10.2(c).
(b)    Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D to a Product Agreement.
(c)    Maximum Liability. Excluding Patheon’s indemnity obligations with respect to third party claims, breach of its confidentiality obligations, and any instance of gross negligence or willful misconduct, Patheon’s maximum liability to Indivior under this Agreement or any Product Agreement for any other reason whatsoever, including, without limitation, any liability arising under Section 6.3(b) relating to the expense of a Recall or Product return, Section 2.2, or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement or any Product Agreement will not exceed, on a per Product basis, [***]% of amounts paid or payable by Indivior under the applicable Product Agreement during the Year in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture)..
10.3    Patheon Indemnity.
(a)    Patheon agrees to defend and indemnify Indivior, its affiliates, and each of their respective officers and employees, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim of infringement or alleged infringement of any Third Party Rights in the course of Patheon’s provision of the Manufacturing Services, or any portion thereof (excluding those claims for which Indivior has an indemnity obligation as set forth in Section 10.4(a) below), or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Patheon, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Indivior, its officers, employees, or Affiliates.
(b)    If a claim occurs, Indivior will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense, provided that Patheon shall not make an admission of liability, agreement, compromise, or settlement of any claim or matter which would or might result in additional or continuing liability to or obligation of Indivior without Indivior’s prior written consent.
10.4    Indivior Indemnity.
(a)    Indivior agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Indivior, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or Affiliates.
(b)    If a claim occurs, Patheon will: (i) promptly notify Indivior of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Indivior in the defense of the claim; and (iv) permit Indivior to control the defense and settlement of the claim, all at Indivior's cost and expense, provided that Indivior shall not make an admission of liability, agreement, compromise, or settlement of any claim or matter which would or might result in additional or continuing liability to or obligation of Patheon without Patheon’s prior written consent.

10.5    Reasonable Allocation of Risk.
This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Indivior has developed and holds the marketing approval for the Products, Indivior requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Indivior, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.
ARTICLE 11
CONFIDENTIALITY
11.1    Confidential Information.
“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential, commercially sensitive, or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its Indiviors or Indivior confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations; the existence of this Agreement and the fact that Patheon is manufacturing the Products for Indivior; any potential future contract manufacturing arrangements on similar or alternate products; any information relating to Indivior Intellectual Property Rights; the Specifications; and the Technical Manual. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this Article 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”
11.2    Use of Confidential Information.
The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.
11.3    Exclusions.
The obligations of confidentiality will not apply to the extent that the information:
(a)    is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)    is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;
(c)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

(d)    is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)    is expressly authorized for release by the written authorization of the Disclosing Party.
Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.
11.4    Photographs and Recordings.
Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.
11.5    Permitted Disclosure.
Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.
11.6    Marking.
The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.
11.7    Return of Confidential Information.
Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.
11.8    Remedies.
The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Article 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Article 11 and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Article 11 but will be in addition to any and all other remedies available at law or in equity.
ARTICLE 12
DISPUTE RESOLUTION
12.1    Commercial Disputes.
If any dispute arises out of this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.
12.2    Technical Dispute Resolution.
If a dispute arises (other than disputes under Section 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a "Technical Dispute"), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as possible and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Exhibit A. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1    Inventions.
(a)    For the term of this Agreement, Indivior hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Indivior’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.
(b)    All Indivior Intellectual Property will be the exclusive property of Indivior.
(c)    All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Indivior a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Indivior to manufacture, use, sell, offer for sale and import the Product(s).
(d)    Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
(e)    Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.
13.2    Intellectual Property.
Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party under this Agreement or by an amendment hereto, or as required for the performance of its obligations under this Agreement.

13.3    Insurance.
During the Term and for a period of two (2) years following its expiration or earlier termination, each party, at its own expense, with insurers maintaining an AM Best rating of not less than “A-VII,” will maintain insurance coverage obligations and amounts as follows: commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) $[***] for each occurrence for personal injury or property damage liability; and (ii) $[***] in the aggregate per annum for product and completed operations liability. Patheon shall also retain insurance coverage for the expected inventory of the API and Indivior-Supplied Components to cover damage or loss of the API and/or the Indivior-Supplied Components for so long as the API and/or Indivior-Supplied Components remain at Patheon’s risk. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances. Patheon shall cause its insurers to name Indivior as an additional insured on the above—listed policies, waiving all rights of subrogation for liability arising out of Patheon’s negligence.
13.4    Independent Contractors.
The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Indivior any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.
13.5    No Waiver.
Neither party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be deemed a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.
13.6    Assignment and Subcontracting.
(a)    Patheon may not assign or subcontract this Agreement or any Product Agreement (in whole or in part), or any of its associated rights or obligations, without the written consent of Indivior, this consent not to be unreasonably withheld. As between Indivior and Patheon, it shall be Patheon’s responsibility to supervise, coordinate, and compensate any such authorized subcontractors. Patheon shall assure that all such authorized subcontractors are subject to the provisions of this Agreement to the same extent as Patheon, and Patheon shall be responsible and liable for each such authorized subcontractor’s performance of and compliance with this Agreement and any applicable Product Agreement to the same extent as if Patheon itself were performing.
(b)    Subject to Section 8.2(e), Indivior may not assign this Agreement, or any Product Agreement, or any of its associated rights or obligations, without approval from Patheon, which such approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Indivior has the right, without approval from Patheon, to assign this Agreement or any Product Agreement or any of its associated rights or obligations to any Affiliate of Indivior or to any entity resulting from the merger, consolidation, or other reorganization involving Indivior. Indivior will give Patheon prior written notice of any such assignment and any assignee must covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement. Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any Product Agreement or any assigned part thereof, on 12 months’ prior written notice to Indivior and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. Indivior will reimburse Patheon for any reasonable costs incurred by Patheon in connection with the partial assignment including any reasonable expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.

(c)    Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.
13.7    Force Majeure. Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a "Force Majeure Event"). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. If a Force Majeure Event prevents Patheon’s performance of any obligations hereunder for a continuous period in excess of 30 days, then Indivior shall have the right to purchase substitute Products from one or more third parties and such purchase shall count towards Indivior’s fulfillment of any minimum purchase requirements set forth in this Agreement or any Product Agreement. If a Force Majeure Event prevents performance by a party of any obligations hereunder for a continuous period in excess of 12 weeks, the other party shall be entitled to terminate this Agreement by written notice at any time after such 12 week period provided the relevant Force Majeure Event remains subsisting at the time such notice is given.
13.8    Additional Product.
Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, and D as applicable.
13.9    Notices.
Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery or by nationally recognized overnight courier service with parcel tracking enabled to the addresses set forth below:

If to Indivior:

Indivior UK Limited
215 Bath Road, Slough SL1 4AA
United Kingdom
Attention: Co Sec

With a copy to:

Indivior UK Limited c/o Indivior Inc.
10710 Midlothian Turnpike, Suite 430
North Chesterfield, VA 23235
Attention: Chief Legal Officer

If to Patheon:

Patheon
4815 Emperor Boulevard
Durham, NC 27703
Attention: Director Legal Services, GRC
Email address: [***]

With a copy to:

Patheon Manufacturing Services LLC
5900 Martin Luther King Jr. Highway
Greenville, NC 27834
Attention: Business Management
or to any other addresses given to the other party in accordance with the terms of this Section 13.9.
13.10    Severability.
If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.
13.11    Entire Agreement.
This Agreement, together with the applicable Product Agreement and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement.
13.12    Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by Indivior or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Indivior or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.
13.13    No Third Party Benefit or Right.
For greater certainty, nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.
13.14    Execution in Counterparts.
This Agreement and any Product Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.15    Use of Indivior Name.
Patheon will not make any use of Indivior’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Indivior, which consent will not be unreasonably withheld.

13.16    Taxes.
(a)    VAT.
(i)    Any payment due to Patheon under this Agreement in consideration for the provision of Manufacturing Services to Indivior by Patheon is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "Transaction Tax"). If any Transaction Tax is payable on a Manufacturing Service supplied by Patheon to Indivior under this Agreement, this Transaction Tax will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Indivior.
(ii)    If any Transaction Tax on the supplies by Patheon is payable by Indivior under a reverse charge or withholding procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Indivior will ensure that Patheon will not effectively be held liable for this Transaction Tax by the relevant taxing authorities or other parties.
(iii)    Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Indivior are issued in such a way that these invoices meet the requirements for deduction of input VAT by Indivior, if Indivior is permitted by law to do so.
(iv)    Each party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of Transaction Tax resulting from payments made under this Agreement, this recovery to be for the benefit of the party bearing the Transaction Tax.
(v)    If Patheon is acting as Indivior’s buying agent, Patheon will always charge to Indivior the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier.
(vi)    For the avoidance of doubt, reference to the Manufacturing Services in this Section 13.16 also includes any element (or the entirety) of the Manufacturing Services characterized as a supply of goods by Patheon, it’s subcontractor or any tax authority for Transaction Tax purposes.
(b)    Duties. Indivior will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Manufacturing Services by Patheon, including (without limitation) those imposed as a result of the shipping of Materials (including drug substance, materials, Components and finished Product) to, from or between Patheon site(s). If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Indivior for these Duties at the time that they are incurred.
(c)    Withholding Tax.
(i)    Where any sum due to be paid to Patheon under this Agreement is subject to any withholding or similar tax, Indivior will pay the withholding or similar tax to the appropriate government authority without deduction from or offset of the amount then due to Patheon. The parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations for royalties, milestone payments, and other payments made by Indivior to Patheon under this Agreement.
(ii)    Patheon will provide Indivior any tax forms that may be reasonably necessary for Indivior not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
(iii)    Each party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the party bearing the withholding tax.
(d)    No Offset. Any Transaction Tax, Duty, withholding tax or other tax that Indivior pays, or is required to pay, but which Indivior believes should properly be paid by Patheon under this Section 13.16 may not be offset against sums due by Indivior to Patheon whether due under this Agreement or otherwise.

13.17    Governing Law.
This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement and then only for purposes of that Product Agreement, will be construed and enforced in accordance with the laws of the State of Delaware and the laws of the United States of America applicable therein and subject to the exclusive jurisdiction of the courts thereof. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
ARTICLE 14
ANTI-BRIBERY
14.1    Patheon shall comply with Indivior’s Code of Business Conduct and Anti-Bribery Policy as amended from time to time (“Policies”), copies of which are attached as Exhibit F. The parties agree that:
(a)    Indivior and Patheon are committed to conduct business with the highest degree of ethics and integrity and will comply with the letter and spirit of all relevant local and international laws and regulations such as the US Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act 2010 and all other applicable anti-corruption laws, as well as any laws implementing the UN Convention Against Corruption and the OECD Anti-Bribery Convention;
(b)    In connection with this Agreement, each party undertakes that its directors, employees and officers have not and shall not directly or indirectly (i) offer, provide, authorise for or promise to another person, or (ii) request, accept or agree to accept from another person any financial or other advantage or anything of value (“Benefit”), if such Benefit is for the purpose of influencing the receiving person improperly in his/her official capacity for the purpose of obtaining a business advantage, or where such Benefit would constitute a violation of any Applicable Law;
(c)    In order to demonstrate compliance with Article 14 of this Agreement, Patheon shall devise and maintain a system of adequate internal controls for expenditures made under this Agreement and keep books and records complete and accurate in order to reflect in reasonable detail the character and value of transactions and expenditures made under this Agreement.
(d)    Neither party shall take any action in violation of the laws mentioned in this Article 14 as it relates to this Agreement.
(e)    Each party shall give prompt written notice to the other if it has failed to comply with or has breached Article 14 of this Agreement.
(f)    If in the reasonable opinion of a party, the other party fails to comply with applicable anti-corruption laws in any material respect, then such party shall be entitled to terminate this Agreement upon written notice to the other arty.
(g)     Any breach of the provisions of Article 14 shall constitute a material breach of this Agreement.
ARTICLE 15
BUSINESS CONTINUITY PLAN
15.1    The parties acknowledge that the regulatory requirements and associated timescales involved in switching manufacture of the Products to an alternative supplier are significant and as such Patheon’s business continuity plan shall focus on risk minimisation and mitigation to maintain Patheon as the manufacturer of the Products. Within three months of start of production or 30 days of Indivior’s request, whichever is the sooner, Patheon will provide Indivior with a detailed, written business interruption and recovery plan, including business impact and risk assessment, crisis management, information technology disaster recovery, and business continuity (the “BCP Plan”). Patheon agrees to adhere to the BCP Plan. Patheon will notify Indivior in writing within 24 hours of any activation of the BCP Plan which directly impacts the Manufacture of Client Product.
15.2    Subject to Section 13.7 (Force Majeure), Patheon agrees that in the event that the BCP Plan is activated which directly impacts the Manufacture of Client Product and during such activation Patheon is not able to fulfil its obligations under this Agreement and this results in the Products going out of stock in the Territory, on Indivior’s request Patheon will perform an emergency Technology Transfer to a third party identified by Indivior as an alternative source of manufacture of the Products in accordance with terms and conditions set forth in Exhibit E and Indivior’s obligations to purchase Products exclusively from the Patheon as set out under this Agreement shall cease to apply. Save where such an emergency Technology Transfer arises as a result of the Patheon’s breach of this Agreement, such an emergency Technology Transfer shall be at Indivior’s cost (as to reasonable expenses properly incurred) and on terms and conditions to be agreed upon by the Parties at such time.
ARTICLE 16
EQUIPMENT
16.1    To the extent any new equipment, modifications to existing equipment, or facility modifications are necessary for Patheon to provide the Manufacturing Services under this Agreement or any Product Agreement or are otherwise requested by Indivior, then prior to any purchase or installation of the new equipment or modifications, the parties shall negotiate in good faith a Capital Equipment Agreement, to be signed by both parties, that contains each party’s rights and responsibilities regarding such equipment and/or modifications, including but not limited to their purchase, ownership, development, manufacture, installation, and maintenance.
[Signature page to follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON MANUFACTURING SERVICES LLC

By:	/s/ Nick Buschur

Name:	Nick Buschur

Title:	Executive Director and General Manager

Date:	20 April 2018

INDIVIOR UK LIMITED

By:	/s/ Frank Stier

Name:	Frank Stier

Title:	Chief Manufacturing & Supply Officer

Date:	April 25, 2018

APPENDIX 1
FORM OF PRODUCT AGREEMENT
(Includes Schedules A to E)
PRODUCT AGREEMENT
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated [insert date] between Patheon Manufacturing Services LLC, and Indivior UK Limited (the “Master Agreement”), and is entered into on [insert effective date] (the “Effective Date”), between Patheon Manufacturing Services LLC, [or applicable Patheon Affiliate]a limited liability company existing under the laws of the State of Delaware [or applicable founding jurisdiction for Patheon Affiliate] having a principal place of business at 5900 Martin Luther King Jr. Hwy, Greenville, NC 27834 [or Patheon Affiliate address](“Patheon”) and Indivior UK Limited, incorporated and registered in England with company number 7183451 with its registered office at 103-105 Bath Road, Slough, Berkshire, SL1 3UH, United Kingdom (“Indivior”).
The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.
1.    Product List and Specifications (See Schedule A attached hereto)
2.    Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)
3.    Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)
4.    Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)
5.    Metrics: (See Schedule E attached hereto)
6.    Yearly Forecasted Volume: (insert for sterile products if applicable under Section 4.2.1 of the Master Agreement)
7.    Incoterm for Transport (if other than EXW):
8.    Territory: (insert the description of the Territory here)
9.    Manufacturing Site: (insert address of Patheon Manufacturing Site where the Manufacturing Services will be performed)
10.    Governing Law: (per Section 13.17 of the Master Agreement)
11.    Inflation Index: (if applicable under Section 4.2(a) of the Master Agreement for Products manufactured outside of the Unites States or Puerto Rico)
12.    Currency: (per Section 1.4 of the Master Agreement)
13.    Initial Set Exchange Rate: (if applicable under Section 4.2(c) of the Master Agreement)
14.    Product Term: (per Section 8.1 of the Master Agreement) from the Effective Date until December 31, 20__

15.    Notices: (if applicable under Section 13.9 of the Master Agreement)
16.    Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON MANUFACTURING SERVICES LLC [or applicable Patheon Affiliate]

By:

Name:

Title:

Date:

INDIVIOR UK LIMITED

By:

Name:

Title:

Date:

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List
[insert product list]
Specifications
Prior to the start of commercial manufacturing of Product under this Agreement Indivior will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority. If the Specifications received are subsequently amended, then Indivior will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give Indivior a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

SCHEDULE B
MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE
[Insert Price Table]
Manufacturing Assumptions:
Packaging Assumptions:
Testing Assumptions:
The following cost items are included in the Price for the Products:
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
The following cost items are not included in the Price for the Products:
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]

●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]
●    [***]

SCHEDULE C
ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]
Patheon and Indivior will agree, in a written amendment to the applicable Product Agreement, on any stability testing to be performed by Patheon on the Products. The amendment will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Indivior for this testing including the Price for the Product withdrawn for the stability testing.

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier
●	●
ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Indivior’s actual cost for Active Materials not to exceed $_____per kilogram
MAXIMUM CREDIT VALUE
Patheon’s liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement for any Product in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
___% of revenues per Year to Patheon under this Product Agreement.

SCHEDULE E
METRICS
[Insert]
[End of Product Agreement]

EXHIBIT A
TECHNICAL DISPUTE RESOLUTION
Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:
1.    Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or if there is a disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.
2.    Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.
3.    Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert's determination or the procedure by which the expert reaches his determination under this Exhibit A.
4.    Procedure. Where an expert is appointed:
(a)    Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.
(b)    Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.
(c)    Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.
(d)    Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties except if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.
(e)    Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.
(f)    Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

EXHIBIT B
MONTHLY ACTIVE MATERIALS INVENTORY REPORT

TO:	INDIVIOR UK LIMITED

FROM:	PATHEON MANUFACTURING SERVICES LLC [or applicable Patheon Affiliate]

RE:	Active Materials monthly inventory report under Section 2.2(a) of the Master Manufacturing Services Agreement dated ______ (the "Agreement")

[***]

EXHIBIT C
REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION
AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	INDIVIOR UK LIMITED

FROM:	PATHEON MANUFACTURING SERVICES LLC [or applicable Patheon Affiliate]

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Master Manufacturing Services Agreement dated ______ (the "Agreement")

[***]

EXHIBIT D
EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION
Section 4.2(c)
[***]

EXHIBIT E
FORM OF TECHNOLOGY TRANSFER AGREEMENT
Upon receipt of written notice from Indivior, Patheon shall promptly and efficiently undertake and complete a Technology Transfer to Indivior or a third party identified by Indivior (Indivior or the third party (or both) being the “Transferee”) to enable the Transferee to establish and conduct cGMP manufacture of the Products.
The parties agree that a Technology Transfer includes, without limitation:
A.    making available to the Transferee the then-current manufacturing process specific to the Products and all documentation constituting material support, specifications as to Raw Materials and control methods that are necessary to enable the Transferee to use and practice such manufacturing process;
B.     providing reasonable Technology Transfer assistance to Indivior (and its designees) with respect to the manufacture of the Products, including a Technology Transfer, stability studies, analytical method transfer, and transfer of Indivior Confidential Information and Intellectual Property, and, only in cases where Patheon has activated the BCP Plan and this activation directly impacts the Manufacture of Client Product resulting in Client going out of stock in the Territory, providing access to certain Patheon Intellectual Property in order to facilitate such Technology Transfer that permits Indivior to have the applicable Product manufactured by a secondary supplier until such time as the BCP Plan is deactivated and supply may resume with Patheon. Any Patheon Confidential Information or Patheon Intellectual Property shared pursuant to this shall be used strictly for the purpose intended and for no other purposes. Patheon shall be afforded the remedies noted in [Confidentiality] should the information be used for any other purpose. For greater certainty, Patheon shall not be responsible for any regulatory filings costs of Indivior in connection with any Technology Transfer under this Exhibit E.
C.    causing an appropriate number of employees and/or representatives of Patheon to meet with employees or representatives of Indivior, at Indivior’s sole cost and expense as to reasonable costs and expenses, properly incurred to assist with transfer of the methods and manufacturing process in accordance with the Specifications relating to the Products to the extent necessary to enable the Transferee to use and practise such manufacturing process;
D.    without limiting the generality of paragraph B above, causing an appropriate number of analytical and quality control laboratory employees and representatives of the Supplier to meet with employees or representatives of the Transferee, at Indivior’s sole cost and expense as to reasonable costs and expenses, properly incurred at the manufacturing facility of the Supplier and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof;
D.    without limiting the generality of the preceding clauses, support for Analytical Method Transfers / Establishment of Pharmacopieal Methods (a collaborative inter-laboratory transfer of the analytical test methods required for the Product); and
E.    provide such other assistance as the Transferee may reasonably request, at Indivior’s sole cost and expense.

EXHIBIT F
INDIVIOR POLICIES

Subject	Number

CODE OF BUSINESS CONDUCT	Version 1.0

Section

POLICY STATEMENT

Sponsor	Effective Date

CHIEF LEGAL OFFICER	December 2014

Code of Business Conduct
Indivior PLC ts committed to responsible corporate behavior, this includes high standards of business conduct in our relationships with employees, contractors, customers, consumers, shareholders, suppliers, governments, competitors and the local communities in which we operate.
1.    INTRODUCTION
1.1    The purpose of this Code of Business Conduct (the “Code”) is to promote and ensure the legal and ethical conduct of persons acting on behalf of Indivior PLC and its subsidiaries (the “Company”) and to ensure that employees and contractors across the Company have a clear understanding of the principles and ethical values that the Company wants to uphold. It applies to all employees and contractors globally. Where the Company participates in joint ventures, the Code's standards should also be actively promoted.
1.2    Compliance with the Code is an important factor in maintaining and building the reputation of Indivior PLC as a responsible and trustworthy business partner, employer, client, supplier and corporate citizen.
1.3    Each director-employee, contractor and agent of the Company should read this Code thoroughly. Keep in mind that this Code is only a guide and if you are concerned about a legal or ethical situation, or are not sure whether specific conduct meets the Company’s standards, feel free to discuss the situation with your supervisor, the Human Resources Department, or the Legal Department.
1.4    The Code forms the core element of Indivior's Corporate Responsibility Framework; this comprises a set of policies and control arrangements that govern how we act as a Company and how we interact with our stakeholders in conducting the Company's business.
1.5    It is not possible to anticipate every situation. The Code is necessarily broad and general in nature and is not intended to replace more detailed policies and procedures. Nevertheless, these basic principles and ethical values should serve as a guide to each person in his or her dealings with consumers, customers, suppliers, governments and regulators, shareholders, competitors, colleagues and others with whom the Company has relationships.
1.6    The Code outlines the way the Company wants business conducted now and in the future.
2.    COMPANY MISSION
To be the global leader who is a pioneer in developing innovative prescription treatments for addicted patients.

3.    GOVERNING PRINCIPLES / STANDARDS OF CONDUCT
The Company is committed to conducting its business on a foundation of strong ethical and moral principles. These principles apply from the top down and we seek to ensure that our board of directors (the “Board”), employees, consultants, contractors, agents and other persons engaged by the Company conduct themselves in accordance with the following policies which govern specific areas of Indivior's business and operations. In some areas, specific policies (or parts of them) are mandated by law, while others are considered by Indivior's board of directors (the “Board”) to be vital to the ethical operations of the Company. Some of the policies expand on the principles out lined in this Code and all are subject to the Code's general provisions.
>    Animal Care and Use Policy
>    Anti-Bribery Policy
>    Anti-Bribery Policy: Guidance
>    Communicating with Care Policy
>    Competition Law Compliance Manual
>    Competitor Contact Policy
>    Computer Resources Acceptable Usage Pol icy
>    Corporate Diversity and Inclusion Policy
>    Data Classification Policy
>    Data Protection Policy
>    Document Retention and File Maintenance Policy
>    Electronic Device Security Policy
>    Employee Communications with News Media Policy
>    Environmental Policy
>    Global Policy on Healthcare Business Ethics
>    Global Security Policy
>    Inside Information and Disclosure Policy
>    Investor Relations Policy
>    Occupational Health and Safety Policy
>    Password Policy
>    Product Safety Policy
>    Protection of Proprietary Information Policy
>    Quality Policy
>    Share Dealing Policy
>    Social Media Engagement Policy
>    US-EU Safe Harbor Employee Data Privacy Policy
>    Whistleblower Policy
4.    ETHICAL BUSINESS CONDUCT AND FAIR DEALING
All employees and contractors must accept responsibility for maintaining and enhancing the Company's reputation for integrity and fairness in its business dealings. In its everyday business transactions, the Company must be seen to be dealing even-handedly and honestly with all its consumers, customers, suppliers, employees, contractors, governments and regulators and others with whom the Company has a relationship.
5.    COMPLIANCE WITH LAWS, REGULATIONS AND COMPANY POLICIES
General Principles
5.1    There are many laws and regulations applicable to the Company's business. All employees and contractors must be aware of and observe all laws and regulations governing their activities. Some specific areas of legal and regulatory attention include: health and safety; anti-bribery laws, employment and work place practices; protection of the environment; competition; intellectual property; and the payment of taxes and social security. Compliance with the Company's internal operating policies and procedures is of equal importance.

Regulatory Compliance
5.2    The Company's global operations include products that are highly regulated by local laws, regulations, and government agencies. Failure to comply with local registration, manufacturing, sales, and reporting obligations can expose the Company, individual employees, contracting firms and individual contractors to significant penalties, including personal fines and imprisonment. All employees and contractors are required to support the Company's regulatory compliance obligations, which include the appropriate reporting of adverse events.
Competition Law
5.3    It is Company policy that all Indivior companies and their employees and contractors comply with the competition, antitrust and anti-monopoly laws of all countries in which they conduct Company business. Directors, managers and others with supervisory responsibility have a duty to ensure that employees and contractors under their supervision are aware of and comply with this policy. Violation of this policy may subject the individual to disciplinary action, including dismissal and cessation of contract. Severe civil, and in some cases criminal, penalties may be imposed on the Company and the responsible employee or contractors if you authorise or participate in a violation of competition laws.
5.4    Without limiting the general Company policy stated above, there are several specific guidelines that apply to all Indivior colleagues (employees and contractors) in every country:
>    Indivior PLC colleagues do not share non-public price information or sensitive product information with competitors under any circumstances. Indivior PLC colleagues also strive to ensure that such information is not indirectly shared with competitors, whether purposefully or inadvertently, through third parties.
>    Indivior PLC, as well at its customers and consumers, benefit from a competitive market in which all companies are able to fairly present their product and benefits in the market. Indivior PLC competes actively in this marketplace, but Indivior PLC will not use its market position to illegally prohibit the legitimate activity of a competitor.
6.    INTERACTIONS WITH HEALTHCARE PROFESSIONALS
6.1    The Company adheres to its Governing Principles when interacting with healthcare professionals (“HCPs”), committing to the highest ethical standards and legal requirements. We act responsibly and with integrity and interact with HCPs in accordance with applicable laws when providing information about our products, which are at all times intended to provide up-to-date data regarding the use of our products and associated benefits to consumers and to the larger public.
6.2    We promote dissemination of information based on empirical results and do not allow business pressures to influence our interactions with HCPs. Our goal is to ensure that HCPs are provided with all data and information relating to our products that helps to improve end-user treatment and care.
6.3    All representatives of the Company must adhere strictly to our Anti-Bribery policy when interacting with HCPs. In particular, employees and contractors must not offer anything to HCPs that could be considered or construed as a bribe or an attempt to solicit favourable treatment.
7.    PRODUCT PROMOTION
7.1    The U.S., European and wider global pharmaceutical industry is highly regulated because our products directly impact on consumer health. We comply with the wide array of applicable laws and regulations concerning promotion of our products.
7.2    We have adopted an internal "Promotional Review" policy that requires all product promotional materials to be cleared before use to ensure that they are appropriate from a medical, regulatory and legal perspective. We consult with appropriate professionals on a case-by-case basis where independent advice is required. Use of any unapproved promotional materials or advertisements is strictly prohibited.

7.3    Our strict policy is to solicit and obtain business only through marketing programmes that have been reviewed and approved by the Company. We build our customer relationships on the basis of integrity and mutual trust, in line with our Governing Principles. Our promotions comply with applicable standards and regulations while our product labels are dearly printed and contain accurate information that is not misleading to HCPs or consumers. We are committed to promoting our products in a transparent and accurate manner.
7.4    The Company will never -- and its employees and contractors are prohibited from -- marketing to consumers directly unless permitted by local law. Regardless whether such direct promotion is permitted, our employees and contractors are required in each case to seek appropriate internal approvals prior to engaging with consumers.
8.    ANTI-BRIBERY
8.1    Indivior has a zero tolerance policy towards bribery and anti-corruption.
8.2    It is Company policy that all Indivior companies and their employees and contractors comply with the anti-bribery/anti-corruption laws of the U.K., U.S., and all other countries in which they conduct Company business (including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act). Directors, managers and others with supervisory responsibility have a duty to ensure that employees and contractors under their supervision are aware of and comply with this policy.
8.3    Company employees are prohibited from directly or indirectly making, promising, authorizing, or offering anything of value to a government official on behalf of Indivior. A “government official” includes elected and unelected individuals that hold administrative, judicial or legislative functions (e.g., a person who performs public functions for any branch of national, municipal or local government or even for public enterprises or agencies, such as public health agencies) and can include political parties, international governmental organisations, state-owned enterprises or enterprises controlled by a government entity. HCPs can be considered government officials when working in public hospitals.
8.4    All persons engaged by the Company must consult with their supervisor or the Legal Department if they have any doubts as to whether a proposed gift or hospitality event might infringe the Company's anti-bribery policy.
8.5    Violation of this policy may subject the individual to disciplinary action, including dismissal and cessation of contract. Severe civil, and in some cases criminal, penalties may be imposed on the Company and the responsible employee or contractors if you authorise or participate in a violation of anti-bribery laws. Employees and contractors must read the Company's Anti-Bribery Policy and associated documents.
9.    CONSUMER SAFETY & RESEARCH AND DEVELOPMENT
9.1    Promoting and maintaining patient health and safety are top priorities for the Company and we continually monitor our research and development processes to maintain product quality. We take seriously our responsibility to detect and report adverse events and quality complaints associated with our products, including unfavourable side effects, dosing errors, misuse, malfunctions and concerns about performance or efficacy of a product. If you are aware of any such adverse events, please ensure you report to the Pharmacovigilance Department.
9.2    We work actively alongside regulatory authorities to combat counterfeiting and it is each employee and contractor's responsibility to report any counterfeit products to their- supervisor or the Legal Department.
9.3    The Company has established policies and procedures to assure compliance with Food and Drug Administration and other applicable European and national regulatory authorities (including, for example, the MHRA) regulations and guidance in regards to current good manufacturing, laboratory and clinical practices, as well as certain activities conducted in connection with the sales and marketing of pharmaceuticals. The Company has also adopted SOPs applicable to certain activities regarding the reporting of safety information about our products and maintaining the integrity of our automated record keeping systems. The appropriate departments draft, review, approve and update written procedures relevant to their group functions and responsibilities. Appropriate company departments then perform a final review and approval and issues these written procedures as SOPs. Employees and other Company representatives acting on our behalf in connection with the testing, manufacturing or selling of our products must read, be familiar with, and comply with those SOPs that impact their activities. In certain cases, specific training on such SOPs (and employee certification of completion of training} may also be required.

9.4    The Company complies with all applicable laws and regulations regarding our research, development, manufacturing and distribution activities, including Good Clinical Practices, Good Manufacturing Practices, and Good Laboratory Practices.
9.5    We ensure that appropriate informed consent procedures are followed where necessary in connection with our research and development activities. Any research involving animals is carefully considered and in each case justified and continually monitored to the highest professional and ethical standards.
9.6    The Company investigates all substantive quality-related complaints with due process, and will ensure that such complaints are properly reported, as required, to the appropriate regulatory authorities.
10.    EMPLOYEES & CONTRACTORS
10.1    Equal opportunities / no discrimination - in employment related matters (including recruitment, access to training and promotion, transfers, employment termination, discipline, compensation and benefits), decisions are made on the basis of the qualifications, performance record and abilities needed for the work to be undertaken, and relevant business circumstances. The Company is committed to equal opportunities at work and in the work place; colleagues should not engage in or support discrimination based on race, colour, language, caste, national origin, indigenous status, religion, disability, gender, marital status, sexual orientation, union membership, political affiliation, or age.
10.2    Working environment - the Company is committed to providing a safe and healthy working environment and to assuring, so far as is reasonably practicable, the health, safety and welfare at work of its colleagues. The Company's premises are alcohol and drug-free and employees and contractors must report any breach of this policy.
10.3    Occupational health & safety - employees and contractors have a duty to take reasonable care for their own health & safety and that of others who may be affected by their acts or omissions. Employees and contractors must be aware of applicable health and safety laws and regulations and must use all work items provided by the Company correctly; in accordance with their training and the instructions they received to use them safely. All hazardous materials must be handled appropriately and disposed of in accordance with applicable laws and regulations.
10.4    Colleague Communication - the Company is committed to providing timely and effective communication with its colleagues.
11.    CONFLICTS OF INTEREST
11.1    Employees and contractors must avoid situations where their personal interests might, or might appear to be, in conflict with the interests of the Company. In particular, employees may not exploit knowledge or information gained from employment within the Company or take advantage of a corporate opportunity in order to obtain a personal gain or benefit for themselves, family members or any other connected person.
11.2    Any situation which gives rise, or might give rise to a conflict of interest should be disclosed as soon as it arises and, where required, written authority to proceed should be sought from the Company. Examples of situations where conflicts of interest may arise and the principles that should be applied include, but are not limited to, the following:
11.2.1    Outside engagements - employees of the Company should not undertake any other business or profession, be an employee or agent of any other company, or have any financial interest in any other business or profession, other than: non-executive positions approved by the Company; community voluntary activities; and bona fide investment holdings of shares or other securities in entities that are not direct competitors of the Company, or minor holdings in competitors. Any exceptions to this requirement, which could for example apply to a part-time employee, must be approved by the Company.
11.2.2    Dealings with related parties - employees and contractors should not enter into any business dealings on behalf of the Company with a family member, any business controlled by a family member or any other connected person with whom business dealings may result in a potential conflict of interest without first disclosing this to the Company and obtaining approval.

11.2.3    Insider trading - employees and contractors in possession of information on the basis of which an effect on the Company's securities may reasonably be predicted, may not trade in any of the Company's securities as long as they could take advantage of such sensitive information. Additional trading restrictions exist for senior executives during the two months prior to publication of the year-end results and for one month prior to the publication of quarterly results, and at other times indicated by the Executive Committee when the Company may be deemed to be in receipt of insider information.
11.2.4    Gifts and entertainment - employees and contractors of the Company must ensure that they deal with customers, suppliers and other business relationships in a way that avoids their independent judgment on behalf of the Company being influenced by personal advantage, or any appearance that this may be the case. Local Company entities shall have in place specific rules governing gifts and entertainment, which reflects and is consistent with this Code and the Company's Anti-Bribery policy. In no instance, however, will any local policy conflict with the goals of this Code.
12.    SUPPLIERS AND THEIR CONTRACTORS
12.1    The Company is committed to proactively encouraging its suppliers and contractors to demonstrate responsible business behaviour and high standards of business conduct. This commitment is presently focussed on direct suppliers involved in the manufacture, assembly or distribution of products on behalf of Indivior companies, and on those suppliers' contractors who are actively engaged in work at Company facilities.
12.2    The Company sets out minimum levels of performance and performance expectations for all suppliers manufacturing, assembling or distributing products on behalf of Indivior companies.
12.3    The Company's environmental and occupational health and safety management systems include in their scope the activities of suppliers and contractors who are actively engaged in work at Company facilities.
13.    SUSTAINABILITY AND THE ENVIRONMENT
13.1    Indivior views corporate responsibility and sustainability as one and the same and is committed to moving its business towards greater sustainability across the economic, social and environmental dimensions of its activities. The Company believes that a more sustainable business will not only better fulfil our responsibilities to society but also contribute to delivering our vision of better consumer solutions and greater long-term shareholder value.
13.2    The Company’s Environmental Policy is publicly available and in place to coordinate environmental management across the Company.
14.    COMPANY ASSETS
14.1    Protecting Company assets - employees and contractors are responsible for the proper use, the protection and the maintaining of company assets, including intellectual property (e.g., patents, trademarks and designs). Company assets may only be used in relation to the Company’s business. Our intellectual property rights are some of the Company’s most variable assets and protecting them is critical to our continued success and growth. All employees and contractors are required to acknowledge their written agreement to maintain the confidentiality of the Company’s proprietary information and the information of its business partners.
14.2    Authorities - the existence of an agreed authorities structure is an essential requirement for establishing an effective financial and operational control environment. All business units are required to establish and maintain appropriate levels of authority, including appropriate signature authorities, to cover all items of asset value / expenditure and all transactions which need to be subject to management approval.
14.3    Integrity of company financial records - the books and records of the Company must accurately reflect the nature of the underlying transactions and no undisclosed or unrecorded liabilities or assets shall be established or maintained. Books and records must be maintained in all respects according to law and the accounting principles, policies and procedures that the Company has adopted. The Company will not evade tax obligations and all taxable benefits which employees may receive will be listed and declared for tax purposes.

14.4    Protecting confidential information - employees and contractors must ensure that confidential information is preserved and protected. Confidential information is that which is not generally known outside the organisation and either gives or could give the Company a competitive advantage or disadvantage, or could lead to the loss of an existing competitive advantage, if it became known to others or became known in the public domain. This kind of information may not be revealed to anyone outside of the organisation unless an appropriate confidentiality agreement is in place and such disclosure is necessary for business purposes. Employees and contractors are required to respect these confidentiality provisions after their employment with the Company comes to an end.
15.    DATA PRIVACY
15.1    The Company values the personal data entrusted to it and respects the privacy of its employees, contractors and consumers and it will exercise appropriate and due care to legally ensure that sensitive personal information about employees, contractors and customers is not publicly disclosed.
15.2    The Company is committed to collecting, using, retaining and disclosing personal data in a fair, transparent and secure way, which is at all times in accordance with applicable law. We may from time to time hold personal data about our employees, suppliers, patients/consumers and HCPs, among others, and where we collect and retain such data, we ensure that it is the minimum necessary for our business needs (e.g., administrative, scientific or legal purposes). In certain cases we will seek consent from individuals to process their personal data, for example, when we conduct clinical trials.
15.3    We ensure the protection of the personal data we collect with appropriate safe-guards and filters to ensure that it does not fall into the wrong hands.
16.    OTHER ISSUES
16.1    Product safety and quality - the Company is committed to delivering quality products to its customers and consumers that are safe when used as directed for their intended purpose. We believe that this is implicit in our Company Mission and fundamental to our brands, our business and our long-term success. The Company has in place:
>    a Product Safety Policy to fulfill our commitment to developing and marketing products that can be manufactured and used safely as directed; and
>    a Quality Policy and Quality Management Systems (QMS) to control the quality of our products.
16.2    Human rights - the Company believes that human rights are an absolute and universal standard. The Company subscribes to the United Nations Universal Declaration of Human Rights and the Convention on the Rights of the Child. In countries where the Company is present, we will aim to support progress on human rights issues in accordance with what reasonably can be expected from a commercial organisation.
16.3    Political activities - the Company is not a political organsation. It neither supports political parties nor contributes to the funds of groups whose activities are calculated to promote party interests or the election of a specific candidate. In some limited instances, where permitted by local law and regulation and specifically approved by the Area Business Director, the Company may contribute funds toward organizations or entities that engage in the political process to address an issue that directly affects the Company and its business activity.
17.    WHISTLE-BLOWING
Indivior has in place a confidential “whistle blower” policy and process, communicated globally, to encourage the reporting of any non-compliance with this Code. If in any doubt, employees and contractors can obtain full information on this process from the local Human Resources and Legal Departments. Whenever needed, the Company provides a confidential “whistle blower” hotline that employees and contractors anywhere in the world may use to report any violation of this Code, as well as any violation of any local law or regulation or any unethical behaviour.

18.    COMPLIANCE WITH THIS CODE
18.1    All employees and contractors are required to comply with this Code and are personally responsible for doing so. It is the responsibility of the Board to ensure, so far as is reasonably practicable, that the principles and ethical values embodied in this Code are communicated to all colleagues of the Company.
18.2    Employees and contractors must comply with any rules set out in this Code. Breach of any of the principles within the Code may result in disciplinary action, and a serious breach – such as if an employee or contractor is found to be in wanton abuse of the code and their actions cause reputational risk or damage and/or financial loss to the business – may amount to gross misconduct, which may result in summary dismissal and contract cessation. Fines to a company or part of a company within the group will impact on the P&L and performance payments of that business. In addition, the Company reserves the right to seek redress and damages from the individual(s) who has been found to have breached the code of conduct, irrespective of the position and location the individual(s) might hold, in or out of the company, at the time the breach of this Code comes to light.
18.3    Employees and contractors at all levels will be required to certify, annually, that they understand the code and that they (and those they supervise who do not have a Company email address) are in full compliance with this Code for the operations for which they have responsibility. On an annual basis by Internal Audit, the Board monitors the findings of this certification. Those who do not have a Company email address will have the Code communicated to them. Those that supervise these colleague groups will be required to sign that these groups are in full compliance with the Code.
18.4    The Board will not criticise management for any loss of business resulting from adherence to this Code. The Company undertakes that no employee or contractor will suffer as a consequence of bringing to the attention of the Board or senior management a known or suspected breach of this Code nor will any employee or contractors suffer any adverse employment or contract decision for abiding by this Code.

Subject	Number

ANTI-BRIBERY POLICY	Version 1.0

Section

POLICY STATEMENT

Sponsor	Effective Date

CHIEF LEGAL OFFICER	December 2014

Anti-Bribery Policy
Indivior PLC, its subsidiaries and related companies (the “Company”) is committed to observing the laws and regulations which govern our operations in ever, country where we do business. This policy explains our individual responsibility in complying with anti-bribery or anti-corruption laws around the world and ensuring that any third parties that we engage to act on our behalf, do the same.
If you have any questions about this policy you should contact the Legal Department.
Any Company employee who violates the rules in this policy or who permits anyone to violate those rules may be subject to appropriate disciplinary action, up to and including dismissal, and may be subject to personal civil or criminal sanction.
1.    Background
Our Code or Business Conduct requires all employees and contractors to accept responsibility for maintaining and enhancing the Company's reputation for integrity and fairness in its business dealings. We do not tolerate bribery. This policy is intended to help employees, contractors and other third parties acting on the Company's behalf to understand where issues might arise and to support them in making the right decisions in line with our corporate position as stated in this policy.
2.    Board endorsement
The Board of Indivior PLC wilt not criticise management for any loss of business resulting from adherence to this policy. No employee or contractor will suffer as a consequence of bringing to the attention of the Board or senior management, in good faith, a known or suspected breach of this policy nor will any employee or contractors suffer any adverse employment or contract decision for abiding by this policy.
3.    What's the risk?
Potential penalties for the Company include unlimited fines, costly litigation and adverse publicity. For individuals, penalties can include very large fines. Additionally, in the UK, US and some other countries, long terms of imprisonment are also possible.
4.    What do we mean by bribery?
Bribery is the offering, promising or giving of a financial or other non-financial advantage to somebody, directly or indirectly, in order to influence improperly their views or actions. It also covers requesting, agreeing to receive or receiving a financial or other non-financial advantage, directly or indirectly, to influence improperly your views or actions. The law defines improper performance as a breach of trust, lack of impartiality or performance in bad faith.
Bribery of public officials (directly or indirectly, and in order to obtain or retain business or an advantage in doing business) as well as companies and private individuals are all equally prohibited under the laws of many countries and under this policy. The law Is intentionally drafted to cover a wide range of behaviour.
There is an accompanying Anti-Bribery Guidance document which gives specific examples to assist with compliance.

5.    What is my responsibility?

You must not	You must
•offer, promise or give a bribe or utilise a third party to do so as the Company can be prosecuted for breaches of anti-bribery laws by third parties acting on its behalf	•be vigilant to the "red flag” issues set out (in section 11) below which indicate where further investigation or due diligence is necessary
•request, agree to receive or actually receive a bribe intended for your benefit or the benefit of your family, friends or acquaintances	•report concerns to your local management, where possible, or through the Legal Department or through the The Company's confidential whistleblowing hotline
6.    Third parties
The Company could be held responsible for the actions of a third party (e.g. distributor, agent, contractor, supplier, joint venture partner) acting on its behalf. As such, care must be taken to ensure that those third parties do not attempt to engage in bribery.
All Indivior companies shall implement due diligence and approval procedures relating to the engagement of third parties. In general terms, all Indivior companies shall:
>    ensure that any new third parties (or third parties whose contracts are being renewed) who provide services on behalf of the Company contractually agree to abide by applicable anti-bribery and anti-corruption laws, the principles set out in our Code of Business Conduct and this policy.
>    undertake sufficient due diligence in relation to any proposed acquisition or joint venture to ensure that bribery is unlikely. This shall include checking for relationships with public officials. The results of the due diligence process shall be documented and produced on request by Internal Audit or the Legal Department.
>    undertake sufficient due diligence (including checking of responses) in relation to the new third party’s background, capability and reputation to ensure that bribery is unlikely, where any of the “red flags” and financial thresholds in section 11 of this policy are met. This shall include checking for relationships with public officials and documenting the reasons for choosing a particular third party. The results of the due diligence process shall be documented and produced on request by Internal Audit or the Legal Department. Further details are provided in the Anti-Bribery Guidance document. If the due diligence process raises concerns, you must contact the Legal Department immediately.
>    repeat due diligence every two years for ongoing third party relationships or those which have not previously been checked but which meet the requirements above
A third party may only be engaged pursuant to a written contract that accurately and completely describes the goods or services to be provided, as well as the remuneration that the third party is to receive in return for those goods or services. Payment of third parties should be on commercially reasonable terms. Any payments to third parties shall be as provided under their contract which shall also set out the detail of the services which they shall provide. Requests for one-off changes to the payments shall be rejected unless the reason is clearly documented in writing.
7.    Gifts and hospitality
There are legitimate reasons for the occasional giving/receiving of gifts and business-related hospitality but this area can pose a risk where excessive gifts or hospitality could be viewed as a bribe and/or a conflict of interest. The principles set out here apply regardless of whether the gift or hospitality is to be provided to a Company employee, a third party employee or to members of their respective families, friends or acquaintances. Indivior companies shall implement local spending limits and approval procedures relating to the provision of gifts and hospitality, as well as local procedures regarding the reporting of gifts received by Company employees above specified values.
General principles:
>    Company employees must never ask or encourage a third party to provide a gift or hospitality to them
>    The impression should never be given that the award of business is conditional on gifts or hospitality
>    Under no circumstances should gifts of cash be given or received

>    Gifts and hospitality should be provided on an occasional basis and always in accordance with local laws
>    Tickets to sporting events may be acceptable (provided that they are not offered or given to public officials or healthcare professionals) if they comply with the General Principles in this section
>    Gifts and hospitality around the time of contracts being awarded/tendered should be avoided
>    A useful test could be to consider whether you or the third party would have the resources to or would be likely to buy the gift/hospitality themselves
>    Cultural sensitivities are important but they must not be used as an excuse to avoid the effect of this policy
>    Gifts or hospitality of excessive value are not permitted
>    All gifts and hospitality provided by the Company must be accurately recorded in the books of the relevant Indivior company
>    Consider whether you would be happy to defend giving or receiving the relevant gift or hospitality to your peers, to senior management, to the media or to a judge.
Special requirements for procurement of goods or services:
When discussing tenders or award of contracts to provide goods or services to the Company, the relevant employees must not accept:
>    payment of any travel or accommodation costs by the potential supplier
>    kickbacks for awarding the business to that supplier
>    tickets to entertainment events (e.g. sports events, theatre, opera)
>    anything of value resulting from the Company awarding business to a third party which would benefit that individual or another third party, rather than the Company.
8.    Facilitation payments
Facilitation payments are small unofficial payments to public officials to ensure or speed up performance of routine and non-discretionary governmental actions such as processing a visa application, securing a mail service, or connecting utilities. These will be seen as bribes under UK law, regardless of whether they may be a part of the “way of doing business” in a particular country. As a representative of the Company, you must not make any facilitation payment.
The prohibition on facilitation payments does not apply to situations in which a Company employee is faced with a serious medical or safety emergency. An employee faced with such an emergency must either seek prior approval from the Legal Department or, in circumstances where seeking prior approval is deemed impossible, record the details of any such payment and submit that information in writing to the Legal Department within 48 hours of the payment being made. Any such payments should be accurately recorded as facilitation payments in the Company's books and records.
9.    Political contributions
As stated in our Code of Business Conduct (the “Code”), the Company is not a political organisation. It does not support political parties or contribute funds to groups whose activities are calculated to promote party interests or the election of a specific candidate. In some limited instances, if permitted by local law and regulation and with specific approval from the respective Area Business Director, the Company may contribute funds toward organisations or entities that engage in the political process to address an issue that directly affects the Company and its business activity. Any such request for approval for such payments and the permission must be documented in writing and the payments property recorded.
10.    Charitable contributions
Charitable contributions may only be given to recognised non-profit charitable organisations with the prior approval of senior management. Indivior companies shall implement approval procedures regarding the making of charitable donations.
All donations must be:
>    approved in accordance with applicable procedures;
>    transparent and properly recorded in our books and records, and
>    receipted or have a letter of acknowledgement from the charity to ensure that the donations receive the proper tax treatment

Donations must not:
>    be made to individuals or in cash;
>    be made at the request of a public official as an inducement to or reward for acting improperly.
11.    “Red flags"
There are a number of issues which should cause us to do some further investigation into whether a particular transaction or relationship may present a potential bribery issue. Please see the accompanying guidance for a list of countries where there is perceived to be high levels of corruption.
Potential issues which call for further investigation include:
>    the prevalence of bribery in a country
>    payments of unusually high fees or commissions
>    requests for cash payments
>    requests for payments to different companies or through different countries
>    undefined or unreported payments to third parties made on the Company's behalf
>    no written agreements
>    unusually close relationships with government officials
>    a refusal to certify compliance with this policy.
Financial thresholds for third party due diligence: where expected fees or commissions with a third party are likely to exceed 10,000 GBP per year or 100,000 GBP in the case of suppliers to an individual Company factory. In addition, due diligence should be conducted on any prospective third party that will be interacting with healthcare professionals, public officials and customers on behalf of the Company, regardless of the fee or commission values.
12.    Guidance and Training
Training is an important part of the implementation of the Company’s Anti-Bribery Policy and procedures. Online training will be provided to all employees with computer access and more detailed face to face training will be provided to certain groups of employees.
In recognition of the large number of queries which this policy may raise, there is an accompanying Anti-Bribery Guidance document which gives specific examples to assist with compliance.
13.    Review, certification and Audit
This policy shall be reviewed regularly by the Legal Department and shall be amended to reflect any changes in law or practice. Under the annual certification procedure in relation to the Code, employees and contractors must certify compliance with that Code which includes a prohibition of bribery. The Board will monitor this policy at least annually and through periodic review of Internal Audit findings by the Audit Committee.

AMENDMENT NO. 1 TO THE
MASTER MANUFACTURING SERVICES AGREEMENT
This Amendment No. 1 (this “Amendment”), is entered into and effective as of the last signature date below (the “Effective Date”), to the Master Manufacturing Services Agreement between Patheon Manufacturing Services LLC, a limited liability company existing under the laws of the State of Delaware, located at 1675 S State Street, Suite B, Dover, DE 19901 (“Patheon”), and Indivior UK Limited (CO No. 7183451), a corporation organized and existing under the laws of England and Wales having its registered address at Chapleo Building, Henry Boot Way, Priory Park, Hull, HU4 7BY, United Kingdom (“Indivior”) on April 6, 2018 (the “Agreement”).
WHEREAS the Federal Supply Schedule requires compliance with all applicable federal contracting laws and regulations;
WHEREAS Indivior and Patheon have complied with all applicable federal contracting laws and Federal Acquisition Regulations (FARs) and seek to ensure Indivior’s and Patheon’s continued compliance with all applicable federal contracting laws and FARs;
WHEREAS Indivior and Patheon each agree to abide by all applicable federal contracting laws and FARs as are applicable to each of them with respect to the commercial relationship between Indivior and Patheon; and
WHEREAS the parties desire to amend the Agreement as follows:
1.    Exhibit A to this Amendment is hereby incorporated into the terms of the Agreement as Exhibit G.
2.    Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.
3.
IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representatives, as of the Effective Date.

Patheon Manufacturing Services LLC	Indivior UK Limited

By: /s/ Michelle Logan	By: Miriam McCloskey

Name: Michelle Logan	Name: Miriam McCloskey

Title: VP GM Greenville, NC	Title: Head of Global Direct Procurement

Date: May 27, 2021	Date: May 27, 2021

Exhibit A
Patheon’s Representations & Warranties
To the extent applicable, Patheon represents and warrants to Indivior, that it will comply with all applicable federal contracting laws and Federal Acquisition Regulations (FARs), which may include, but are not limited to:

Citation	Title
FAR 52.203-6 (2020)	Restrictions on Subcontractor Sales to the Government
FAR 52.203-13 (2020)	Contractor Code of Business Ethics and Conduct”
FAR 52.203-17 (2020)	Contractor Employee Whistleblower Rights and Requirement to Inform Employees of Whistleblower Rights
FAR 52.203-19 (2017)	Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements
FAR 52.204-10 (2016)	Reporting Executive Compensation and First-Tier Subcontract Awards
FAR 52.204-21 (2016)	Basic Safeguarding of Covered Contract Information Systems
FAR 52.204-23 (2018)	Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities
FAR 52.204-25 (2020)	Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment
FAR 52.209-6 (2020)	Protecting the Government’s Interest when Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment
FAR 52.209-9 (2013)	Updates of Publicly Available Information Regarding Responsibility Matters
FAR 52.209-10 (2015)	Prohibition on Contracting with Inverted Domestic Corporations
FAR 52.212-5 (2020)	Contract Terms and Conditions Required to Implement Statues or Executive Orders - Commercial Items
FAR 52.219-3 (2011)	Notice of HUBZone Set-Aside or Sole-Source Award
FAR 52.219-6 (2011)	Notice of Total Small Business Set-Aside
FAR 52.219-8 (2016)	Utilization of Small Business Concerns
FAR 52.219-14 (2017)	Limitations on Subcontracting
FAR 52.219-16 (1999)	Liquidated Damages-Subcontracting Plan
FAR 52.219-27 (2011)	Notice of Service-Disabled Veteran-Owned Small Business Set-Aside
FAR 52.219-28 (2013)	Post Award Small Business Program Rerepresentation
FAR 52.219-29 (2015)	Notice of Set-Aside for, or Sole Source Award to, Economically Disadvantaged Women-Owned Small Business Concerns
FAR 52.219-30 (2015)	Notice of Set-Aside for, or Sole Source Award to, Women-Owned Small Business Concerns Eligible Under the Women-Owned Small Business Program
FAR 52.222-3 (2003)	Convict Labor
FAR 52.222-17 (2014)	Nondisplacement of Qualified Workers
FAR 52.222-19 (2018)	Child Labor-Cooperation with Authorities and Remedies
FAR 52.222-21 (2015)	Prohibition of Segregated Facilities
FAR 52.222-26 (2015)	Equal Opportunity
FAR 52.222-35 (2020)	Equal Opportunity for Veterans
FAR 52.222-36 (2020)	Equal Opportunity for Workers with Disabilities
FAR 52.222-37 (2020)	Employment Reports on Veterans
FAR 52.222-40 (2010)	Notification of Employee Rights Under the National Labor Relations Act
FAR 52.222-41 (2018)	Service Contract Labor Standards
FAR 52.222-42 (2014)	Statement of Equivalent Rates for Federal Hires
FAR 52.222-43 (2018)	Fair Lavor Standards Act and Service Contract Labor Standards-Price Adjustment (Multiple Year and Option Contracts)

FAR 52.222-44 (2014)	Fair Labor Standards Act and Service Contract Labor Standards-Price Adjustment
FAR 52.222-50 (2020)	Combating Trafficking in Persons
FAR 52.222-51 (2014)	Exemption from Application of the Service Contract Labor Standards to Contracts for Maintenance, Calibration, or Repair of Certain Equipment-Requirements
FAR 52.222-53 (2014)	Exemption from Application of the Service Contract Labor Standards to Contracts for Certain Services-Requirements
FAR 52.222-54 (2015)	Employment Eligibility Verification
FAR 52.222-55 (2020)	Minimum Wages Under Executive Order 13658
FAR 52.222-62 (2017)	Paid Sick Leave Under Executive Order 13706
FAR 52.223-11 (2016)	Ozone-Depleting Substances and High Global Warming Potential Hydrofluorocarbons
FAR 52.223-18 (2011)	Encouraging Contractor Policies to Ban Text Messaging While Driving
FAR 52.223-20 (2016)	Aerosols
FAR 52.223-21 (2016)	Foams
FAR 52.224-3 (2017)	Privacy Training
FAR 52.225-5 (2016)	Trade Agreements
FAR 52.225-13 (2008)	Restriction of Certain Foreign Purchases
FAR 52.225-26 (2016)	Contractors Performing Private Security Functions Outside the United States
FAR 52.226-6 (2020)	Promoting Excess Food Donation to Nonprofit Organizations
FAR 52.232-33 (2013)	Payment by Electronic Funds Transfer—System for Award Management
FAR 52.232-34 (2013)	Payment by Electronic Funds Transfer—Other than System for Award Management
FAR 52.232-36 (2014)	Payment by Third Party
FAR 52.232-40 (2013)	Providing Accelerated Payment to Small Business Subcontractors
FAR 52.233-3 (1996)	Protest After Award
FAR 52.233-4 (2004)	Applicable Law for Breach of Contract Claim
FAR 52.242-5 (2017)	Payments to Small Business Subcontractors
FAR 52.247-64 (2006)	Preference for Privately Owned U.S.-Flag Commercial Vessels
All applicable federal contracting laws and FARs, with respect to the rights, duties, and obligations of Indivior and Patheon, shall be interpreted and construed in such a manner as to recognize and give effect to: (i) the contractual relationship between Indivior and Patheon under this Agreement; and (ii) the rights of the Federal Government with respect thereto. To the extent that any FAR listed above is not applicable to the Manufacturing Services provided by Patheon under the Agreement, that FAR will be considered self-deleting.